Exhibit 10.1

Execution Version

Published Deal CUSIP: 65248HAH0 Published Revolving Credit Facility CUSIP: 65248HAJ6 Published Term A Loan CUSIP: 65248HAK3

US$1,500,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 27, 2026

among

NEWS CORPORATION,
as Administrative Borrower,

and

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

BANK OF AMERICA, N.A.,
as Administrative Agent,

CITIBANK, N.A. AND JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agents,

and

BOFA SECURITIES, INC., CITIBANK, N.A. AND JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

Schedules

Schedule I	–	Commitments
Schedule II	–	Administrative Agent’s Office
Schedule 5.01(i)	–	Administrative Borrower’s Website Address
Schedule 5.02(a)	–	Existing Liens
Schedule 5.02(e)	–	Existing Debt

Exhibits

Exhibit A	–	Form of Note
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Assignment and Assumption
Exhibit D	–	Form of Non-Bank Tax Certificate
Exhibit E	–	Form of Administrative Questionnaire
Exhibit F	–	Form of Letter of Credit Report

-iii-

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 27, 2026

NEWS CORPORATION, a Delaware corporation (the “Administrative Borrower”), the Lenders (as defined herein) party hereto, the initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages hereof, BANK OF AMERICA, N.A., as administrative agent for the Lenders and the other financial institutions or parties from time to time party hereto.

WHEREAS, the Administrative Borrower, the financial institutions party hereto as lenders and Issuing banks from time to time and Bank of America, as administrative agent, entered into the Credit Agreement dated as of March 29, 2022 (the “Existing Credit Agreement”), which established a multicurrency revolving credit facility and term loan “A” facility on the terms and conditions set forth therein; and

WHEREAS, the parties to the Existing Credit Agreement wish to amend and restate the Existing Credit Agreement in its entirety on the terms set forth herein.

NOW, THEREFORE, subject to the satisfaction of the conditions precedent and on the terms set forth herein, the parties hereto agree that, as of the Closing Date, the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.              Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounting Change” has the meaning specified in Section 1.03(a).

“Acquisition Period” has the meaning specified in Section 5.03(a).

“Adjusted Operating Income” means, for any period, without duplication, Consolidated Operating Income plus Consolidated depreciation expense plus Consolidated amortization expense, plus all Cash Distributions other than from Subsidiaries plus, to the extent included in Consolidated Operating Income, any non-cash impairments or write-offs of depreciable or amortizable assets relating to property, plant, equipment or intangible assets or impairments or write-offs of goodwill, in each case as determined with respect to the Administrative Borrower and its Subsidiaries in accordance with GAAP for such period plus, to the extent included in Consolidated Operating Income, (i) non-cash restructuring expenses and charges (except to the extent representing an accrual for a future cash expenditure) and (ii) other restructuring expenses and charges not to exceed, in the aggregate pursuant to this subclause (ii), the lesser of $100,000,000 and 10% of Adjusted Operating Income in any Rolling Period plus any non-cash costs or expenses incurred by the Administrative Borrower or its Subsidiaries pursuant to any equity incentive plan or stock option plan plus expenses and charges in connection with the U.K. Newspaper Matters (as described in the Administrative Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013) incurred (i) on or prior to June 30, 2013 or (ii) after June 30, 2013 in an amount not to exceed $300,000,000 in the aggregate plus other litigation expenses and charges (net of any income or gains from other litigation during the applicable Rolling Period) not to exceed, in the aggregate, the lesser of $180,000,000 and 20% of Adjusted Operating Income in any Rolling Period.

For purposes of calculating Adjusted Operating Income for any Rolling Period in connection with the determination of compliance with Section 5.03(a), if during such Rolling Period any member of the Reporting Group shall have made a Material Acquisition or made a Material Disposition, Adjusted Operating Income for such Rolling Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Rolling Period.

“Adjusted Operating Income Net Leverage Ratio” means, for any period, (i) the aggregate principal amount, without duplication, of (A) Consolidated Debt of the Administrative Borrower described in clauses (a), (c) and (e) of the definition of “Debt” plus (B) preference shares that constitute debt under GAAP of the Administrative Borrower and its Subsidiaries less (C) cash and Cash Equivalents of the Administrative Borrower and its Subsidiaries as of such date of determination in an aggregate principal amount in excess of $500,000,000 to (ii) Consolidated Adjusted Operating Income of the Administrative Borrower.

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Account” means the relevant account as may be notified by the Administrative Agent to the Administrative Borrower and the Lenders from time to time.

“Administrative Agent’s Office” means the office identified on Schedule II or such other office as may be notified by the Administrative Agent to the Administrative Borrower and the Lenders from time to time.

“Administrative Borrower” has the meaning specified in the preamble.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Advance” means an advance by a Lender to any Borrower as part of a Borrowing and refers to a Base Rate Advance, a Term SOFR Advance, an Alternative Currency Term Rate Advance or an Alternative Currency Daily Rate Advance (each of which shall be a “Type” of Advance).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; provided that any Person that would be an Affiliate solely by reason of the fact that a director or officer of such Person is also a director or officer of a member of the Reporting Group shall be deemed not to be an Affiliate for purposes of this definition. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person (other than with respect to LGC Holdco, LLC) means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent” means any of the Arrangers, the Co-Syndication Agents and the Administrative Agent and “Agents” means any two or more of the foregoing, as the context may require.

“Agent Parties” has the meaning specified in Section 8.02(d).

“Agreed Currency” means Dollars or any Alternative Currency, as applicable.

“Agreement” means this Amended and Restated Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with Section 8.01.

“Agreement Currency” has the meaning specified in Section 8.25.

“Alternative Currency” means each of the following currencies: Canadian Dollars, Euro, Sterling and Australian Dollars, together with each other currency (other than Dollars) that is approved in accordance with Section 1.10; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Daily Rate” means, for any day, with respect to any Credit Extension:

(a)            denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof; and

(b)            denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.10(b) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.10;

provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice. “Alternative Currency Daily Rate” when used with respect to any Advance, Loan or Borrowing refers to whether such Advance, Loan or Borrowing bears interest at a rate based on the definition of “Alternative Currency Daily Rate.”

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Advance:

(a)            denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b)            denominated in Canadian Dollars, the rate per annum equal to the forward-looking term rate based on CORRA (“Term CORRA”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “Term CORRA Rate”) on the Rate Determination Date with a term equivalent to such Interest Period plus the Term CORRA Adjustment for such Interest Period;

(c)            denominated in Australian dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period; and

(d)            denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.10(b) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.10(c);

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. “Alternative Currency Term Rate,” when used with respect to any Advance, Loan or Borrowing, refers to whether such Advance, Loan or Borrowing bears interest at a rate based on the definition of “Alternative Currency Term Rate.”

“Alternative Currency Term Rate Loan” means a Borrowing that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Administrative Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the UK Bribery Act of 2010.

“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case acting in such capacity and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate in each case acting in such capacity.

“Applicable Margin” means as of any date, a percentage per annum set forth in the table below determined by the Debt Rating; provided that initially, Pricing Level III of the table below shall apply. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change; provided that the Administrative Borrower shall deliver notice of each change in Debt Rating to the Administrative Agent in accordance with Section 5.01(i)(vii). If the rating system of Moody’s, Fitch or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Administrative Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Pricing Level	Debt Ratings S&P / Moody’s / Fitch	Applicable Margin for Relevant Rate Advances	Applicable Margin for Base Rate Advances	Commitment Fees
I	BBB+ / Baa1 / BBB+ or better	1.000%	0.000%	0.100%
II	BBB / Baa2 / BBB	1.125%	0.125%	0.125%
III	BBB- / Baa3 / BBB-	1.250%	0.250%	0.150%
IV	BB+ / Ba1 / BB+	1.375%	0.375%	0.200%
V	BB / Ba2 / BB or worse	1.500%	0.500%	0.225%

“Applicable Percentage” means (a) with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the aggregate principal amount of such Term A Lender’s Term A Loans then outstanding at such time, and (b) with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place), the numerator of which is the Revolving Credit Commitment of such Revolving Credit Lender and the denominator of which is the aggregate amount of the Revolving Credit Commitments; provided that if the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the Issuing Bank to make L/C Credit Extensions have been terminated pursuant to Section 6.01, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Applicable Percentage of any Lender is subject to adjustment as provided in Section 2.20.

“Approved Bank” has the meaning specified in clause (iii) the definition of “Cash Equivalents”.

“Arrangers” means the Joint Lead Arrangers and Joint Bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Assuming Lender” has the meaning specified in Section 2.18(b).

“Assumption Agreement” has the meaning specified in Section 2.18(c)(ii).

“Attributable Debt” means, at any time, in connection with any sale and leaseback transaction, the product of (i) the net proceeds from such sale and leaseback transaction times (ii) a fraction, the numerator of which is the number of days of the term of the lease relating to the property involved in such sale and leaseback transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such calculation and the denominator of which is the number of days of the term of such lease measured from the first day of such term.

“Australia” means the Commonwealth of Australia.

“Australian Corporations Law” means the Corporations Act 2001 of Australia, as it may be amended from time to time.

“Australian Dollar,” “AUD” and “A$” mean the lawful currency of Australia.

“Australian Insolvency Event” means in respect of an Australian Person, any of the following events:

(a)            the corporation:

(i)             except for the purpose of a solvent reconstruction, restructure or amalgamation, resolves to enter into, or enters into, a creditors’ scheme of arrangement, a deed of company arrangement, compromise or composition with its creditors or an assignment for their benefit;

(ii)            proposes or is subject to a moratorium of its debts; or

(iii)           takes proceedings or actions similar to those mentioned in this paragraph as a result of which the corporation’s assets are, or are proposed to be, submitted to the control of its creditors; and

(b)            the corporation is unable to pay all of its debts as and when they become due and payable or is insolvent within the meaning of section 95A of the Australian Corporations Act.

“Australian Loan Party” means each Loan Party that is organized or incorporated under the laws of the Commonwealth of Australia or any state or territory thereof or is otherwise resident in Australia for the purposes of the Australian Tax Act. A reference in this Agreement to an Australian Loan Party includes a reference to the Administrative Borrower, a guarantor of any such Loan Party, or any other entity acting on behalf of any such Loan Party as required.

“Australian Person” means each Australian Loan Party and each Significant Subsidiary that is organized or incorporated under the laws of the Commonwealth of Australia or any state or territory thereof.

“Australian Qualifying Lender” means:

(a)            a Lender which is an Australian Treaty Lender; or

(b)            a Lender which will derive any interest payable under a Loan Document in carrying on a business in Australia at or through a permanent establishment in Australia; or

(c)            a Lender that is otherwise able to rely upon an exemption from Australian Withholding Tax,

such that no Australian Withholding Tax will apply to such interest.

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth) (Australia), the Income Tax Assessment Act 1997 (Cth) (Australia) or the Taxation Administration Act 1953 (Cth) (Australia), as applicable.

“Australian Tax Deduction” means a deduction or withholding (including Australian Withholding Tax) for or on account of Taxes imposed by Australia from a payment under any Loan Document.

“Australian Treaty” has the same meaning specified in the definition of “Australian Treaty State.”

“Australian Treaty Lender” means a Lender which: (i) is treated as a resident of an Australian Treaty State for the purposes of the relevant Australian Treaty; (ii) does not carry on a business in Australia through a permanent establishment with which that Lender’s participation under the Loan Documents is effectively connected; and (iii) fulfills any conditions which must be fulfilled under the relevant Australian Treaty for residents of that Australian Treaty State to obtain full exemption from Australian taxation on payments of interest (as defined in Division 11A of the Australian Tax Act) under the Loan Documents.

“Australian Treaty State” means a jurisdiction having a double taxation agreement (an “Australian Treaty”) with Australia which makes provision for full exemption from tax imposed by Australia on interest payments for the purposes of Australian Withholding Tax.

“Australian Withholding Tax” means any Australian Taxes required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Australian Tax Act or Subdivision 12-F of Schedule 1 to the Australian Tax Act.

“Authorized Agent” has the meaning specified in Section 8.11(f).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03.

“Available Amount” means, at any time, the sum of (a) the aggregate Outstanding Amount of all outstanding Letters of Credit at such time and (b) the aggregate Outstanding Amount of all L/C Disbursements that have not yet been reimbursed at such time.

“BAFT-IFSA” has the meaning specified in Section 2.03(h).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i)             the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”;

(ii)            the Federal Funds Rate in effect on such day plus ½ of 1%;

(iii)           Term SOFR plus 1.00%; and

(iv)           1.00%.

The “prime rate” for Dollars is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.08(c) hereof, then the Base Rate shall be the greater of clauses (i), (ii) and (iv) above and shall be determined without reference to clause (iii) above. “Base Rate,” when used with respect to an Advance, Loan, or Borrowing refers to whether such Advance, Loan or Borrowing bears interest at a rate based on the Base Rate.

“BBSY” has the meaning specified in clause(c) of the definition of “Alternative Currency Term Rate.”

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” means the Administrative Borrower, individually, any Subsidiary Revolver Borrower pursuant to Section 1.05, individually, as the context may require and, collectively, the “Borrowers.”

“Borrower Information” has the meaning specified in Section 8.08.

“Borrower Materials” has the meaning specified in Section 5.01(i).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same currency and Type and, in the case of Alternative Currency Term Rate Advances or Term SOFR Advances, as applicable, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 or 2.03.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in Dollars, $10,000,000, (b) in the case of a Borrowing denominated in Euro, €10,000,000, (c) in the case of a Borrowing denominated in Sterling, £10,000,000, (d) in the case of a Borrowing denominated in Australian Dollars, AUD$10,000,000 and (e) in the case of a Borrowing denominated in Canadian Dollars, C$10,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in Dollars, $1,000,000, (b) in the case of a Borrowing denominated in Euro, €1,000,000, (c) in the case of a Borrowing denominated in Sterling, £1,000,000, (d) in the case of a Borrowing denominated in Australian Dollars, AUD$1,000,000 and (e) in the case of a Borrowing denominated in Canadian Dollars, C$1,000,000.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:

(a)            if such day relates to any interest rate settings as to an Advance denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Advance, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Advance, means a Business Day that is also a TARGET Day;

(b)            if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;

(c)            if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than, Euro, Sterling, Swiss Francs or Japanese Yen, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable interbank market for such currency; and

(d)            if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars,” “CAD” and “C$” mean the lawful currency of Canada.

“Capitalized Leases” has the meaning specified in clause (e) of the definition of “Debt.”

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Distributions” means, (i) all dividends, all purchases, redemptions, retirements, defeasances or other acquisitions of any capital stock or shares or any warrants, rights or options to acquire such capital stock or shares, in each case to the extent paid in cash by or on behalf of the issuer thereof to one or more members of the Reporting Group and the issuer thereof is an Affiliate (other than any member of the Reporting Group) of the Administrative Borrower in which a member of the Reporting Group has an equity investment, (ii) all returns of capital to stockholders or shareholders as such and all returns in respect of loan stock or any similar Investment, in each case to the extent paid in cash to one or more members of the Reporting Group by any Affiliate (other than any member of the Reporting Group) of the Administrative Borrower in which a member of the Reporting Group has an equity investment and (iii) all interest on any loan stock or any similar Investment, in each case to the extent paid in cash to one or more members of the Reporting Group by any Affiliate (other than any member of the Reporting Group) of the Administrative Borrower in which a member of the Reporting Group has an equity investment.

“Cash Equivalents” means, as at any date, (i) securities directly issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) time deposits and certificates of deposit of (A) any Lender, (B) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (C) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than twelve months from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition, (iv) repurchase agreements entered into by any Person with a bank or trust company (including any Lender) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (v) securities with maturities of one year or less from the date of acquisition which (or the issuer of which) are rated at least A or A-1 by S&P or A2 or P-1 by Moody’s and (vi) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (i) through (v).

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (i) the direct or indirect ownership, beneficially or of record, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, of more than the greater of (x) thirty-five percent (35%) of the then outstanding capital stock, voting shares or ordinary shares having ordinary voting power to elect a majority of the board of directors of the Administrative Borrower (irrespective of whether at the time capital stock of any other class or classes of the Administrative Borrower shall or might have voting power upon the occurrence of any contingency), or (y) the percentage of the then outstanding capital stock, voting shares or ordinary shares having ordinary voting power to elect a majority of the board of directors of the Administrative Borrower (irrespective of whether at the time capital stock of any other class or classes of the Administrative Borrower shall or might have voting power upon the occurrence of any contingency) owned on such date, directly or indirectly, beneficially by the Permitted Holders, (ii) during any period of twelve (12) consecutive months, the Continuing Directors shall not constitute a majority of the board of directors, managers or other governing body of the Administrative Borrower or (iii) any Subsidiary Revolver Borrower shall cease to be a Subsidiary of the Administrative Borrower; provided that no Change of Control shall be deemed to occur pursuant to this clause (iii) if the Subsidiary Borrower Revolver Tranche with respect to such Subsidiary Revolver Borrower is repaid in full and terminated substantially concurrently with the consummation of the transaction or event resulting in such Subsidiary Revolver Borrower ceasing to be a Subsidiary of the Administrative Borrower.

“Closing Date” means the first date that (x) all of the conditions precedent in Section 3.01 to the effectiveness of this Agreement, together with (y) the conditions precedent in Section 3.02 to the Borrowing of Loans on the Closing Date are, in each case, satisfied or waived.

“CME” means CME Group Benchmark Administration Limited.

“Co-Syndication Agents” means JPMorgan Chase Bank, N.A. and Citibank, N.A., in their capacities as co-syndication agents under this Agreement.

“Collateral Account” has the meaning specified in Section 2.03(m).

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Commitments” means collectively the Term A Commitments, the Revolving Credit Commitments and the Letter of Credit Commitments; and “Commitment” means a Term A Commitment, a Revolving Credit Commitment or a Letter of Credit Commitment, as the context may require.

“Compliance Certificate” means a certificate executed by the chief financial officer, the deputy chief financial officer or the treasurer of the Administrative Borrower delivered with financial statements in accordance with Sections 5.01(i)(ii) and (iii) (a) stating that no Default has occurred and is continuing, (b) setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, (c) in the event of any change in generally accepted accounting principles used in the preparation of the financial statements delivered with such Compliance Certificate, and if necessary for determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP and (d) stating that such financial statements have been posted on the Internet website of the SEC (http://wwww.sec.gov).

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, SONIA, EURIBOR, CORRA, BBSY or any proposed Successor Rate for an Agreed Currency or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “Alternative Currency Daily Rate”, “Alternative Currency Term Rate” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Administrative Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent, in consultation with the Administrative Borrower, determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consenting Revolving Lender” has the meaning specified in Section 2.19(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Operating Income” means, for any period, Consolidated total revenue after deducting Consolidated operating expense, Consolidated selling, general and administrative expense, Consolidated depreciation expense, Consolidated amortization expense, and impairment and restructuring charges for the Administrative Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP.

“Constitutive Documents” means, as to any Person, such Person’s certificate of incorporation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, partnership, joint venture or shareholders’ agreement or equivalent documents constituting such Person.

“Content” means all print, audio, visual and other content and information available for publication, distribution, broadcast, transmission or any other form of delivery for exploitation on any form of media or medium of communication, whether now known or hereafter discovered or created.

“Continuing Directors” means the directors, managers or equivalent body of the Administrative Borrower on the Closing Date and each other director, manager or equivalent body, if, in each case, such other director’s, manager’s or equivalent body’s nomination for election to the board of directors, managers or other governing body of the Administrative Borrower is recommended or approved by a majority of the then Continuing Directors.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Covered Entity” means any of the following:

(i)             a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Extension” means each of the following: (a) an Advance and (b) an L/C Credit Extension.

“Daily Simple SOFR” means, with respect to any applicable determination date, SOFR published on such date on the Federal Reserve Bank of New York’s Website.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services that would appear as a liability on the balance sheet of such Person prepared in accordance with GAAP (other than (i) payables incurred in the ordinary course of business, (ii) royalties, (iii) Programming Liabilities and (iv) any purchase price or earn-out incurred in connection with an acquisition until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all Obligations of such Person evidenced by notes, bonds (other than performance and similar bonds), debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) subject to Section 1.03(b) the principal component of the Obligations of such Person as lessee under leases that are, in accordance with GAAP, required to be accounted as capital leases or finance leases on the balance sheet of such Person (“Capitalized Leases”), (f) all Obligations, contingent or otherwise, of such Person under banker acceptance, letter of credit, note purchase facility or other discounting arrangement or similar facilities (other than any letter of credit in support of (i) trade payables incurred in the ordinary course of business with an expiration date of not more than 180 days from the date of issuance thereof, (ii) royalties and (iii) Programming Liabilities), (g) all Debt of others referred to in clauses (a) through (f) above guaranteed by such Person (each, a “Debt Guaranty”), provided that, for purposes of this Agreement the Debt of such Person shall be equal to the obligations of such Person under the applicable Debt Guaranty as and to the extent that there is a demand for payment under such Debt Guaranty, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, valued at the lesser of the amount of such Debt and the fair market value of such property. Notwithstanding anything stated herein to the contrary, for the purposes of this Agreement the following shall not constitute “Debt”: (A) any Obligation owed between members of the Reporting Group, (B) any Obligation which is payable (i) by its terms in common equity securities or (ii) at the option of the Administrative Borrower or other member of the Reporting Group in common equity securities of the Administrative Borrower; provided that, during a Default and at the direction of the Administrative Agent, the Administrative Borrower or member of the Reporting Group shall make such election to pay in common equity securities, (C) preferred limited liability membership interests (or equivalent interests) held by a third party, the proceeds of which are used to fund Content financing and (D) redeemable preferred stock that does not otherwise constitute debt under GAAP.

“Debt Guaranty” has the meaning specified in clause (g) of the definition of “Debt.”

“Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the Administrative Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if at any time there is a split in the Debt Ratings issued by the three rating agencies (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level V being the lowest), and (i) if only one of the rating agencies shall have in effect a Debt Rating, then such Debt Rating shall apply; (ii) if only two rating agencies shall have in effect a Debt Rating, and such Debt Ratings differ by one Pricing Level, then the Pricing Level for the higher of the two Debt Ratings shall apply; (iii) if only two rating agencies shall have in effect a Debt Rating, and there is a split in Debt Ratings of such rating agencies of more than one Pricing Level, then the Pricing Level that is one Pricing Level lower than the higher of the two Debt Ratings shall apply; (iv) if three rating agencies shall have in effect a Debt Rating, and any two or three of the Debt Ratings are the same, then the Pricing Level shall be determined by reference to such Debt Ratings; and (v) if three rating agencies shall have in effect a Debt Rating and each Debt Rating is in a different Pricing Level, the Pricing Level that is the middle of the three ratings shall apply. If the Company does not have any Debt Rating, Pricing Level V shall apply.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means at any time, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Administrative Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Administrative Borrower, each Issuing Bank and each Lender.

“Disposition” has the meaning specified in the definition of “Material Disposition.”

“Disqualifying Event” has the meaning specified in the definition of “Eligible Currency.”

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable Issuing Bank, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on the date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the applicable Issuing Bank pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Dollars,” “USD”, “US$” and, unless immediately preceded by “AUD” or “C”, “$” mean the lawful currency of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified Section 8.10.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 U.S.C. § 7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars available to the Lenders or the applicable Issuing Bank, as applicable, and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders or the applicable Issuing Bank, as applicable, of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Closing Date, after the Closing Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Advance to be denominated in an Alternative Currency) or the applicable Issuing Bank (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or the applicable Issuing Bank, as applicable (each of clauses (a), (b) and (c), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Administrative Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Events no longer exists. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Administrative Borrower shall repay all Advances in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Advances in Dollars, subject to the other terms contained herein.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Administrative Borrower’s controlled group, or under common control with the Administrative Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan, unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Administrative Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Administrative Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Internal Revenue Code shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Internal Revenue Code); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR” has the meaning specified clause (a) of the definition of “Alternative Currency Term Rate.”

“Euro,” “€” and “EUR” mean the lawful currency of the European Union as constituted by the Treaty of Rome, which established the European Community, as such treaty may be amended from time to time and as referred to in the European Monetary Union legislation.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” has the meaning specified in Section 2.14(a).

“Existing Credit Agreement” has the meaning specified in the preamble.

“Existing Debt” has the meaning specified in Section 5.02(e)(i).

“Existing Liens” has the meaning specified in Section 5.02(a)(i).

“Extended Term A Loans” has the meaning specified in Section 2.19(e).

“Extended Term A Maturity Date” has the meaning specified in Section 2.19(e).

“Extending Term A Lender” has the meaning specified in Section 2.19(e).

“Extension Date” means a Term A Loan Extension Date or Revolving Extension Date, as applicable.

“Facilities” means collectively the Term A Facility and the Revolving Credit Facility; and “Facility” means either the Term A Facility or the Revolving Credit Facility, as the context may require.

“Facility Office” means, in respect of a Lender, the office or offices notified by that Lender to the Administrative Borrower in writing before it becomes a Lender (or, following that date, by not less than five Business Day’s written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FAS 842” has the meaning specified Section 1.03(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future United States Treasury Regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Bankruptcy Code” means any proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate, as so determined, would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fitch” means Fitch Ratings, Inc., and any successor thereto.

“Foreign Assets Control Regulations” has the meaning specified in Section 4.01(m).

“Foreign Subsidiary” means any Subsidiary of the Administrative Borrower that is not organized or incorporated under the laws of any jurisdiction within the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” has the meaning specified in Section 1.03(a).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GST” has the meaning in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

“Guaranteed Obligations” means all Obligations of the Borrowers now or hereafter existing under or in respect of the Facilities and the relevant Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Indemnified Costs” has the meaning specified in Section 8.16(a).

“indemnified party” has the meaning specified in Section 2.14(j).

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Ineligible Institution” has the meaning assigned to it in Section 8.07(b)(v).

“Information Memorandum” means the lender presentation dated March 2026 used in connection with the syndication of the Facilities.

“Initial Issuing Banks” has the meaning specified in the preamble.

“Interest Payment Date” means, (a) as to any Base Rate Advance, the last Business Day of each March, June, September and December and the Revolving Credit Commitment Termination Date or Term A Loan Maturity Date, as applicable, (b) as to any Alternative Currency Daily Rate Loan, the first Business Day of each March, June, September and December and the Revolving Credit Commitment Termination Date or Term A Loan Maturity Date, as applicable, and (c) as to any Term SOFR Loan or Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Credit Commitment Termination Date or Term A Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a Term SOFR Loan or an Alternative Currency Term Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall be Interest Payment Dates.

“Interest Period” means:

(a)            with respect to any Alternative Currency Term Rate Advance in CAD or Euro, the period commencing on the date of such Alternative Currency Term Rate Advance and ending on the numerically corresponding day in the calendar month that is one, three or six months (except in the case of CAD) thereafter, as the Administrative Borrower may elect (in each case, subject to availability);

(b)            with respect to any Alternative Currency Term Rate Advance in AUD, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Administrative Borrower may elect (in each case, subject to availability); and

(c)            with respect to any Term SOFR Advance, the period commencing on the date such Term SOFR Advance is disbursed or converted to or continued as a Term SOFR Advance and ending on the date one, three or six months thereafter, as the Administrative Borrower may elect (in each case, subject to availability);

provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of an Alternative Currency Term Rate Advance or a Term SOFR Advance only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to an Alternative Currency Term Rate Advance or a Term SOFR Advance that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period for any Advance shall extend beyond the final maturity date of such Advance. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made or the date of the Conversion of any Base Rate Advance into a Term SOFR Advance, as applicable.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” in any Person means any loans or advances to such Person, any purchase or other acquisition of a business or assets of such Person as a going concern or of any capital stock or shares, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other similar investment in such Person, including, without limitation (but without duplication), any arrangement pursuant to which the investor issues any Debt Guaranty or incurs any Debt of the type referred to in clause (g) of the definition of “Debt” in respect of such Person, but excluding (a) any Negative Pickup Arrangement and (b) advances made to suppliers in respect of assets purchased or services contracted for in the ordinary course of business or made to providers, customers or individuals constituting the “talent” of such Person made in the ordinary course of business, or the acquisition of receivables owing to any member of the Reporting Group from the making of advances to, suppliers, producers, customers and individuals constituting the “talent” of such Person, in each case to the extent that such advance or acquisition is made (A) in the ordinary course of business of such Person and is consistent with the commercial practices of such Person prior to the date hereof or (B) is consistent with commercially reasonable practices at such time and is payable or dischargeable in accordance with customary terms.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any Issuing Bank and a Borrower (or any Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means each Initial Issuing Bank, each of Bank of America (through itself or through one of its designated Affiliates or branch offices), JPMorgan Chase Bank, N.A. (through itself or through one of its designated Affiliates or branch offices) and Citibank N.A., in its capacity as an issuer of Letters of Credit hereunder, and any Lender satisfactory to the Administrative Agent and the Administrative Borrower appointed as such, so long as such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its applicable lending office (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank or Lender, as the case may be, shall have a Letter of Credit Commitment. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.03 with respect to such Letters of Credit), in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Joint Bookrunners” means BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Citibank, N.A. in their capacities as joint bookrunners under this Agreement.

“Joint Lead Arrangers” means BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Citibank, N.A. in their capacities as joint lead arrangers under this Agreement.

“Judgment Currency” has the meaning specified in Section 8.25.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Advance.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be drawn, and the obligations of the applicable Borrower and each Lender shall remain in full force and effect until the applicable Issuing Banks and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“L/C Related Documents” has the meaning specified in Section 2.06(c)(i).

“Legal Reservations” means:

(a)            the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing;

(b)            the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, judicial management, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(c)            the time barring of claims under applicable limitation laws (including the Limitation Acts), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(d)            [reserved];

(e)            the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(f)            the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g)            provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence;

(h)            the possibility that a non-exclusive choice of jurisdiction provision in any agreement or instrument, or a provision which gives some (but not all) of the parties to the relevant agreement or instrument a right to commence proceedings in jurisdictions other than the jurisdiction specified in that agreement or instrument as being the most appropriate and convenient forum to settle disputes, may not be enforceable;

(i)             the principles of private and procedural laws of the relevant jurisdiction which affect the enforcement of a foreign court judgment; and

(j)             similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lender Party” and “Lender Recipient Party” mean collectively, the Lenders and the Issuing Banks.

“Lenders” means collectively, the banks, financial institutions and other institutional lenders listed on Schedule I hereto, each Issuing Bank, each Assuming Lender that shall become a party hereto as a Lender pursuant to Section 2.18 or 2.19 and each Eligible Assignee hereto as a Lender pursuant to Section 8.07.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or in the applicable notice designating such Issuing Bank as such.

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) US$100,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Minimum” means (a) in the case of a Letter of Credit denominated in Dollars, $2,000,000, (b) in the case of a Letter of Credit denominated in Euro, €2,000,000, (c) in the case of a Letter of Credit denominated in Sterling, £2,000,000, (d) in the case of a Letter of Credit denominated in Australian Dollars, AUD$2,000,000 and (f) in the case of a Letter of Credit denominated in Canadian Dollars, C$2,000,000.

“Letter of Credit Report” means a certificate substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended as a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Limitation Acts” shall mean the Limitation Act 1980, the Foreign Limitation Periods Act 1984 and the Prescription and Limitation (Scotland) Act 1973, in each case of the United Kingdom.

“Loan Document” means this Agreement, the Subsidiary Guaranty, the Notes and the Issuer Documents.

“Loan Parties” means the collective reference to the Administrative Borrower, any Subsidiary Revolver Borrowers and any Subsidiary Guarantors.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Material Acquisition” means any acquisition of assets or series of related acquisitions of assets (including by way of merger) which (a) constitutes assets comprising that portion of the common stock or other equity interests of, or all or a substantial part of the assets of, any Person which results in such Person becoming a Consolidated Subsidiary of the Administrative Borrower, or a business unit or division of, any Person and (b) involves the payment of consideration by the Administrative Borrower and its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash consideration consisting of notes or other debt securities and valued at fair market value in the case of other non-cash consideration) in excess of 5% of Consolidated Tangible Assets of the Reporting Group (determined as of the most current audited financial statements delivered in accordance with Section 4.01(e) or Section 5.01(i)(iii), as applicable).

“Material Adverse Change” means any material adverse change in the business, operations, financial condition or properties of the Reporting Group taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition or properties of the Reporting Group taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders, taken as a whole, under this Agreement or (c) the ability of the Administrative Borrower to perform its payment Obligations under this Agreement.

“Material Disposition” means any sale, lease, assignment, conveyance, transfer or other disposition (a “Disposition”) of property or series of related Dispositions of property which yields gross proceeds to the Administrative Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of 5% of Consolidated Tangible Assets of the Reporting Group (determined as of the most current audited financial statements delivered in accordance with Section 4.01(e) or Section 5.01(i)(iii), as applicable).

“Maximum Rate” has the meaning specified in Section 8.22.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Administrative Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Administrative Borrower or any ERISA Affiliate and at least one Person other than the Administrative Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Administrative Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Murdoch Family” has the meaning specified in the definition of “Permitted Holders.”

“Negative Pickup Arrangements” means arrangements entered into in the ordinary course of business for the production and/or acquisition of some or all of the rights to Content.

“Non-Consenting Revolving Lender” has the meaning specified in Section 2.19(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Extending Term A Lender” has the meaning specified in Section 2.19(e).

“Non-Extension Notice Date” has the meaning specified Section 2.03(b).

“Note” means a promissory note of the applicable Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the applicable Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Additional Issuing Bank” means an agreement signed by the Administrative Borrower and the additional Issuing Bank and delivered to the Administrative Agent pursuant to which such additional Issuing Bank agrees to act as an Issuing Bank hereunder.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligation” means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, fixed, contingent or otherwise, whether or not such claim is discharged, stayed or otherwise affected by any proceeding of the type referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under this Agreement include the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and all other amounts payable by any Loan Party under this Agreement.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a former or present connection between such recipient and the jurisdiction imposing the Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Relevant Rate Successor Rate” has the meaning specified in Section 2.08(c)(ii).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Outstanding Amount” means (i) with respect to any Advance on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Advances or Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 8.07(d).

“Participant Register” has the meaning specified in Section 8.07(d).

“Partners” means Sky Cable Pty Limited (ABN 14 069 799 640) and Telstra Media Pty Limited (ABN 72 069 799 640).

“PATRIOT Act” has the meaning specified in Section 8.14.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Holders” means (x) Lachlan K. Murdoch, his wife, parent or more remote forebear, child or more remote issue, or brother or sister (whether whole or half-blood) or child or more remote issue of a brother or sister (whether whole or half-blood) (the “Murdoch Family”), LGC Holdco, LLC or any successor or assignee thereof, or any trusts or other entities established for the benefit of one or more of the Murdoch Family (collectively, the “Trusts”); or (y) any Person directly or indirectly controlled by one or more of the members of the Murdoch Family or the Trusts described in clause (x) above.

“Permitted Liens” means any of the following: (a) any Lien that arises in favor of an unpaid seller in respect of goods, plant or equipment sold and delivered to any member of the Reporting Group in the ordinary course of its business until payment of the purchase price for such goods or plant or equipment or any other goods, plant or equipment previously sold and delivered by that seller (except to the extent that such Lien secures Debt or arises otherwise than due to deferment of payment of purchase price); (b) Liens arising by operation of law and in the ordinary course of business, including Liens for Taxes that are either (i) not yet overdue or (ii) being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with GAAP; (c) any Lien or pledge created or subsisting in the ordinary course of business over documents of title, insurance policies or sale contracts in relation to commercial goods to secure the purchase price thereof; (d) any Lien with respect to documents of title to any asset or over cash paid to purchase such asset, to the extent arising from the delivery thereof to any financial institution or firm of lawyers or title company to be held in escrow pursuant to any agreement or arrangement for the purchase or sale of such asset, provided that (i) such agreement or arrangement is not in respect of Debt described in clause (a) or (c) of the definition of “Debt” of any member of the Reporting Group, (ii) such documents of title are held in escrow only pending the satisfaction of conditions precedent to the purchase or sale of such asset and (iii) such agreement or arrangement and the related purchase or sale are not otherwise prohibited under this Agreement; (e) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; (f) Liens to secure performance bonds incurred in the ordinary course of business; (g) any Lien with respect to any asset (including, without limitation, securities, documents of title and source codes), to the extent arising from the delivery of such asset to any financial institution, firm of lawyers, title company or other entity that holds assets in escrow or custody, to be held in escrow pursuant to any agreement or arrangement granted in the ordinary course of business; (h) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision has been made; (i) easements, rights-of-way and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes, (j) any banker’s right of setoff or combination of accounts or pledges of accounts in connection with any such setoff, combination of accounts or otherwise in connection with cash management and treasury transactions, in each case conferred in the ordinary course of banking arrangements, (k) Liens consisting of pledges or deposits of cash or securities made to secure the performance of bids, trade contracts (other than for borrowed money), leases or subleases, statutory obligations, utilities, surety and appeal bonds and other obligations of a like nature incurred in the ordinary course of business and (l) Liens (A) consisting of pledges or deposits of cash or securities made to secure swaps and other derivatives entered into by the Administrative Borrower or its Subsidiaries to hedge against risk arising in the ordinary course of business in connection with transactions not prohibited under this Agreement (and not entered into for speculative purposes) and/or (B) securing hedging obligations with respect to any Debt incurred pursuant to Section 5.02(e)(ix); provided that, in the case of clause (a) and (c) of this definition, there is no default in the underlying obligation secured by such encumbrance or such obligation is being contested in good faith and by appropriate proceedings.

“Person” means an individual, partnership (including a limited partnership or limited liability partnership), corporation (including a business trust), private limited company, joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof, in each case whether or not having separate legal personality.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning set forth in Section 5.01(i).

“Pricing Level” means any applicable pricing level in the table set forth in the definition of “Applicable Margin”, as determined by the Debt Ratings.

“Primary Currency” has the meaning specified in Section 8.13(b).

“Pro Rata Share” means, with respect to any Lender, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Pro Rata Share” means the percentage of the total Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Programming Liabilities” means all Obligations incurred in the ordinary course of business to finance, produce, distribute, acquire, market, license, syndicate, publish, transmit or otherwise exploit Content, other than any such Obligations for Debt described in clause (a) of the definition of “Debt” and Debt Guaranties of such Debt.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 5.01(i).

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such relevant rate market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“REA Group” means REA Group Ltd. and its Subsidiaries.

“Redeemable” means, with respect to any capital stock or shares, any such capital stock or shares that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder, provided that no such capital stock or shares shall be considered to be Redeemable, solely pursuant to clause (a) or (b) hereof if the issuer’s undertaking to redeem any such capital stock or shares may be satisfied in full, at its option, by the delivery to the holders thereof of common stock of the Administrative Borrower.

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to Advances denominated in Dollars, the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, (b) with respect to Advances denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to Advances denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (d) with respect to Loans denominated in any other Alternative Currency, (i) the central bank for the currency in which such Loan is denominated or any central bank or other supervisor which is responsible for supervising either (x) the Alternative Currency Term Rate or Alternative Currency Daily Rate applicable to such currency or (y) the administrator of such rate or (ii) any working group or committee officially endorsed or convened by (w) the central bank for the currency in which such rate is denominated, (x) any central bank or other supervisor that is responsible for supervising either (A) such rate or (B) the administrator of such rate, (y) a group of those central banks or other supervisors or (z) the Financial Stability Board or any part thereof.

“Relevant Party” has the meaning specified in Section 2.14(l)(ii).

“Relevant Rate” means with respect to any Credit Extension denominated in (a) Dollars, SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR, (d) Canadian Dollars, the Term CORRA Rate and (e) Australian Dollars, BBSY.

“Removal Effective Date” has the meaning specified in Section7.06(b).

“Reporting Group” means the Administrative Borrower and its Subsidiaries.

“Required Lenders” means at any time, after giving effect to Section 2.20(b), Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Term A Lenders” means, at any time, at least two (2) Term A Lenders having Total Term A Credit Exposures representing more than 50% of the Total Term A Credit Exposures of all Term A Lenders. The Total Term A Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Term A Lenders at any time.

“Rescindable Amount” has the meaning as defined in Section 2.13(b)(ii).

“Resignation Effective Date” has the meaning specified in Section 7.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the following Persons: the chief financial officer, chief executive officer, deputy chief financial officer, general counsel, senior vice president, the treasurer or assistant treasurer, or any other executive officer or duly authorized officer of the Administrative Borrower in respect of this Agreement.

“Revaluation Date” means (a) with respect to any Advance, each of the following: (i) each date of a Borrowing of an Alternative Currency Term Rate Loan, (ii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.02, and (iii) at any time when an Event of Default exists, such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iii) at any time when an Event of Default exists, such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Credit Borrowing” means a borrowing consisting of one or more simultaneous Revolving Credit Loans of the same Type and, in the case of Alternative Currency Term Rate Advances or Term SOFR Advances, as applicable, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01 or 2.03.

“Revolving Credit Commitment” means as to any Revolving Credit Lender (a) the amount set forth opposite such Revolving Credit Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment,” (b) if such Revolving Credit Lender has become a Revolving Credit Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Revolving Credit Lender has entered into any Assignment and Assumption, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18. The aggregate amount of the Revolving Credit Commitments on the Closing Date is US$1,000,000,000.

“Revolving Credit Commitment Termination Date” means the earlier of (a) the date that is the five-year anniversary of the Closing Date, subject to the extension thereof pursuant to Section 2.19 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Revolving Credit Commitment Termination Date of any Lender that is a Non-Consenting Revolving Lender to any requested extension pursuant to Section 2.19 shall be the Revolving Credit Commitment Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time and the Credit Extensions made thereunder.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or that has Revolving Credit Loans or risk participations in L/C Obligations, in each case, outstanding at such time.

“Revolving Credit Loan” means any Advance made by any Revolving Credit Lender under the Revolving Credit Facility.

“Revolving Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participations in L/C Obligations at such time.

“Revolving Extension Date” has the meaning specified in Section 2.19(b).

“Rolling Period” means, for any fiscal quarter, such fiscal quarter and the preceding three fiscal quarters. Any reference in Sections 5.02 and 5.03 of this Agreement to a Rolling Period ending on any specified date shall be construed as a reference to the Rolling Period ending closest in time to such date.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means, at any time, (i) a country, region or territory which is itself the target of any comprehensive Sanctions (on the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of Kherson and Zaporzhzhia, the Crimea Region of Ukraine, Cuba, Iran and North Korea) and (ii) Syria.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related Executive Order or list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, Hong Kong Monetary Authority and the Australian Department of Foreign Affairs and Trade, (b) any Person operating, organized or ordinarily resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, the Hong Kong Monetary Authority, and the Commonwealth of Australia (including those administered by the Australian Department of Foreign Affairs and Trade).

“Scheduled Unavailability Date” has the meaning specified in Section 2.08(c)(ii)(y).

“SEC” means the Securities and Exchange Commission.

“SEC Filings” means the Administrative Borrower’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025, or any publicly available press releases of the Administrative Borrower or filings by the Administrative Borrower with the SEC prior to the Closing Date.

“Senior Debt” means all Debt of the Reporting Group that does not provide by its terms that it is subordinate in right of payment to the Obligations of the Loan Parties under this Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Administrative Borrower or any ERISA Affiliate and no Person other than the Administrative Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Administrative Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Debt” means any indebtedness for borrowed money of any member of the Reporting Group in excess of $150,000,000 in the aggregate (but excluding ordinary course cash management obligations and indebtedness of any member of the Reporting Group to any other member of the Reporting Group).

“Sterling,” “GBP” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of any Person means (a) any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of the issued and outstanding capital stock, voting shares or ordinary shares having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) are owned by such Person, (b) in relation to any Person that is, or becomes, subject to the Australian Corporations Law,

(i) a “subsidiary” of such Person as defined in and for the purposes of the Australian Corporations Law, (ii) if such Person has appointed or is in a position to appoint one or more directors of another corporation and that director or those directors are in a position to cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a meeting of directors of that other corporation, such other corporation, and (iii) where the expression is used in this Agreement in connection with the content or preparation of consolidated financial statements (as defined in the Australian Corporations Law), any “Entity” (as defined in Section 64A of the Australian Corporations Law) that such Person is taken to control (as defined in Section 50AA of the Australian Corporations Law) and (c) in the case of a Person that is an English company, any other Person that is a “subsidiary” of such Person as defined pursuant to Section 736 of the English Companies Act 1985.

“Subsidiary Borrower Revolver Tranche” has the meaning set forth in Section 1.05.

“Subsidiary Guarantor” has the meaning specified in Section 5.01(j).

“Subsidiary Guaranty” has the meaning specified in Section 5.01(j).

“Subsidiary Revolver Borrower” has the meaning set forth in Section 1.05(a).

“Successor Rate” has the meaning specified in Section 2.08(c)(ii).

“Supplier” has the meaning specified in Section 2.14(l)(ii).

“Supply Recipient” has the meaning specified in Section 2.14(l)(ii).

“Tangible Assets” of any Person is defined as, as of any date, the amount of total assets of such Person and its Subsidiaries on a Consolidated basis at such date less goodwill, trade names, patents, unamortized debt discount expense and other like intangibles, all determined in accordance with GAAP.

“TARGET Day” means any day on which TARGET2 is open for settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Tax” or “Taxes” has the meaning specified in Section 2.14(a).

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Term SOFR Advances, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Administrative Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule I under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Term A Commitment of all of the Term A Lenders on the Closing Date shall be US$500,000,000.

“Term A Facility” means, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding.

“Term A Lender” means any Lender that holds Term A Loans hereunder.

“Term A Loan” means an Advance made by any Term A Lender under the Term A Facility.

“Term A Loan Extension Date” has the meaning assigned in Section 2.19(f).

“Term A Loan Maturity Date” means the date that is the five-year anniversary of the Closing Date.

“Term CORRA” has the meaning specified in clause (b) of the definition of “Alternative Currency Term Rate.”

“Term CORRA Adjustment” means (i) 0.29547% (29.547 basis points) for an Interest Period of one-month’s duration and (ii) 0.32138% (32.138 basis points) for an Interest Period of three-months’ duration.

“Term CORRA Rate” has the meaning specified clause (b) of the definition of “Alternative Currency Term Rate.”

“Term Rate” when used with reference to an Advance, rate or Borrowing refers to whether such Advance, rate, or Borrowing bears interest by reference to an Alternative Currency Term Rate or Term SOFR.

“Term SOFR” means:

(a)            for any Interest Period with respect to a Term SOFR Advance, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b)            for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that, if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Advance” means an Advance that bears interest at a rate based on clause (a) of the definition of “Term SOFR.”

“Term SOFR Loan” means a Loan that bears interest based on Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 2.08(c)(ii)

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).

“Term SOFR Successor Rate” has the meaning specified in Section 2.08(c)(ii).

“Total Credit Exposure” means, as to any Lender at any time, the Total Revolving Exposure and the Total Term A Credit Exposure.

“Total Revolving Exposure” means, as to any Revolving Credit Lender at any time, the unused Commitments and Revolving Exposure of such Revolving Credit Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Total Term A Credit Exposure” means, as to any Term A Lender at any time, the Outstanding Amount of all Term A Loans of such Term A Lender at such time.

“Treaty” has the meaning specified in the definition of “UK Treaty State.”

“Trusts” has the meaning specified in the definition of “Permitted Holders.”

“Type” has the meaning specified in the definition of “Advance.”

“UK Borrower” means any Borrower incorporated or organized under the laws of the United Kingdom.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Loan Party” shall mean a Loan Party incorporated under the laws of England and Wales.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance to a UK Borrower under a Loan Document and is (a) a Lender (i) which is a bank (as defined for the purpose of section 879 of the UK Income Tax Act 2007) making an advance to a UK Borrower under a Loan Document and is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the United Kingdom Corporation Tax Act 2009; or (ii) in respect of an advance made under a Loan Document to the UK Borrower by a person that was a bank (as defined for the purpose of section 879 of the UK Income Tax Act 2007) at the time the advance was made and within the charge to corporation tax as respects any payments of interest made in respect of that advance, or (b) a UK Treaty Lender.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Tax Deduction” means a deduction or withholding for or on account of Taxes imposed by the United Kingdom from a payment under the Loan Documents.

“UK Treaty Lender” means a Lender which (a) is treated as a resident of a UK Treaty State for the purposes of a Treaty, (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, and (c) fulfils any conditions which must be fulfilled under the double taxation agreement for residents of that UK Treaty State to obtain full exemption from United Kingdom taxation on interest payable to that Lender in respect of an advance under this Agreement (including complying with all procedural requirements necessary for the UK Borrower to make such payments to that Lender without a UK Tax Deduction). A Lender shall not be treated as having complied with all such necessary procedural requirements until such time as HM Revenue & Customs have issued a direction pursuant to Regulation 2 of the United Kingdom Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488) which provides that payments made to it by the relevant UK Borrower under this Agreement are to be made without withholding an amount for or on account of Tax unless (i) such Lender holds a passport under the HMRC DT Treaty Passport scheme and has provided its scheme reference number and its jurisdiction of tax residence to the Administrative Agent where the Administrative Agent has provided the same to the Administrative Borrower or the relevant UK Borrower but the relevant UK Borrower has not duly completed and filed an HM Revenue & Customs’ Form DTTP2 within ten Business Days of receiving the relevant Lender’s scheme reference number and jurisdiction of tax residence, or (ii) the relevant Borrower has not complied with its obligations under Section 2.14(e)(vi).

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“United Kingdom” and “UK” mean the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“United States person” has the meaning specified in Section 2.14(e)(i).

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“Unused Commitment” means, with respect to each Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the Dollar Equivalent of the aggregate principal amount of all outstanding Revolving Credit Loans made by such Lender (in its capacity as a Revolving Credit Lender), plus (ii) such Lender’s Pro Rata Share of the L/C Obligations at such time.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“VAT” means: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere (including GST).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.        Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.03.        Accounting Terms.

(a)            All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States (such applicable accounting principles, “GAAP”) consistent with such principles in effect as of the Closing Date. In the event any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Administrative Borrower or the Required Lenders, the Administrative Borrower, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Administrative Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided that the provisions of this Agreement shall not give effect to such amendment until the effective date of such amendment; provided, further that, at the sole option of the Administrative Borrower, to the extent there is any Accounting Change that is not material in respect of the calculation of compliance with the covenants set forth in Section 5.03, or the definition of “Applicable Margin,” the Required Lenders shall not request an amendment as provided above to reflect such Accounting Change nor shall any other consent be required hereunder. “Accounting Change” shall mean any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

(b)            Notwithstanding anything to the contrary contained in Section 1.03(a) or in the definition of “Debt,” if there is any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require any operating lease (or similar arrangement conveying the right to use) to be required to be reflected on the balance sheet where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall be treated in the same manner under GAAP as in effect on December 31, 2015, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.04.        Currency Equivalents Generally.

(a)            The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Advances and L/C Obligations denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

(b)            Notwithstanding the foregoing, for purposes of determining compliance with any provision of Section 5.02(a) or 5.02(e) with respect to any amount of Debt or Lien in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Debt, Lien or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.04 shall otherwise apply to such Section.

SECTION 1.05.        Subsidiary Revolver Borrowers. From time to time after the Closing Date, the Administrative Borrower may (in its sole discretion) re-tranche unused Revolving Credit Commitments in an aggregate principal amount not to exceed $250,000,000 (each, a “Subsidiary Borrower Revolver Tranche”) subject to the following:

(a)            the sole borrower for any Subsidiary Borrower Revolver Tranche shall be a wholly-owned subsidiary of the Administrative Borrower formed or incorporated under the laws of the United States, any state thereof or the District of Columbia, the laws of the Commonwealth of Australia or any state or territory thereof and the laws of England and Wales or the laws of any other jurisdiction reasonably acceptable to the Administrative Agent and each applicable Revolving Credit Lender (such approval not to be unreasonably withheld, delayed or conditioned) after the Closing Date by written election to the Administrative Agent to become a Borrower with respect to the Revolving Credit Facility hereunder (each such Borrower, a “Subsidiary Revolver Borrower”); provided that such Subsidiary Revolver Borrower shall (i) execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, (ii) deliver to the Administrative Agent such customary legal opinions, board resolutions and secretary’s certificates as shall be reasonably requested by the Administrative Agent in connection therewith, in each case substantially in the form delivered on the Closing Date with respect to the Loan Parties party to this Agreement on the Closing Date (subject to any additional confirmations or certifications that are customary for those jurisdictions), (iii) provide all documentation and other information required by United States and/or other applicable country’s regulatory authorities under applicable “know your customer” and anti-money laundering laws, including without limitation Title III of the USA Patriot Act, that shall be reasonably requested by the Administrative Agent in writing at least 5 Business Days prior to the consummation of such joinder, (iv) provide, if such Subsidiary Revolver Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification; provided, further, that (x) the Administrative Agent may appoint any of its Affiliates to act as Administrative Agent for any Subsidiary Revolver Borrower Tranche and (y) notwithstanding anything in this Agreement to the contrary (including, without limitation, Section 8.01) this Agreement shall be amended in connection with any Subsidiary Borrower Revolver Tranche in a manner reasonably acceptable to the Administrative Borrower and the Administrative Agent to provide for such Subsidiary Borrower Revolver Tranche and customary “class” provisions (including class voting and pro rata provisions) in connection therewith;

(b)            the aggregate principal amount of any Subsidiary Borrower Revolver Tranche shall ratably reduce the Revolving Credit Commitment (and Letter of Credit Commitment, if applicable) of each Revolving Credit Lender (or an affiliate of such Lender designated by such Revolving Credit Lender) participating in such Subsidiary Borrower Revolver Tranche in accordance with the respective amounts of the Subsidiary Borrower Revolver Tranche provided by such Lender; provided that it is understood and agreed that upon the repayment in full and termination of a Subsidiary Borrower Revolver Tranche, the aggregate principal amount of Revolving Credit Commitments (and Letter of Credit Commitment, if applicable) of each Revolving Credit Lender (or an affiliate thereof) that had participated in such Subsidiary Borrower Revolver Tranche shall be ratably increased in accordance with the respective amount of the Subsidiary Borrower Revolver Tranche provided by such Lender (or an affiliate thereof), in each case subject to the consent of each such Revolving Credit Lender (in each case, such consent not to be unreasonably withheld or delayed);

(c)            subject to clause (f) below, the terms of any Subsidiary Borrower Revolver Tranche shall be the same as the Commitments (and Advances) as set forth in this Agreement;

(d)            each Lender (or its designated affiliate) shall have the opportunity, but shall not be obligated to, participate in any Subsidiary Borrower Revolver Tranche on a pro rata basis based on the amount of each Revolving Credit Lender’s Revolving Credit Commitment;

(e)            the Persons providing the commitments for such Subsidiary Borrower Revolver Tranche shall, to the extent not a Lender, be an assignee in compliance with (and subject to the consents required by) Section 8.07 and otherwise reasonably satisfactory to the Administrative Borrower;

(f)            if a Subsidiary Revolver Borrower is formed or incorporated under the laws of a non-U.S. jurisdiction other than the Commonwealth of Australia or any state or territory thereof or the United Kingdom, the terms of the relevant Subsidiary Borrower Revolver Tranche will include customary tax gross-up and tax indemnity provisions, including customary exclusions from gross-up obligations with respect to such Subsidiary Revolver Borrower for facilities of the relevant type based on applicable law in effect in the jurisdiction of organization of such Subsidiary Revolver Borrower on the date such Subsidiary Revolver Borrower executes a joinder to this Agreement; and

(g)            the Administrative Borrower and any Subsidiary Guarantor (established pursuant to Section 5.01(j)) shall provide a guaranty of the obligations of any Subsidiary Revolver Borrower with respect to its Subsidiary Borrower Revolver Tranche pursuant to documentation reasonably satisfactory to the Administrative Borrower and the Administrative Agent; provided that any Subsidiary Revolver Borrower shall not be jointly liable with, or otherwise guarantee or provide credit support with respect to, any other Borrower. In respect of a UK Loan Party, no obligation or liability under this Agreement or under any other guarantee or indemnity provision in a Loan Document (the “UK Guarantee Obligations”) shall extend to include any obligation or liability to the extent that doing so would be unlawful financial assistance (including, but not limited to, within the meaning of sections 678 or 679 of the Companies Act 2006 applicable to any Subsidiary incorporated in the United Kingdom) in respect of the acquisition of shares in itself or its holding company under the laws of its jurisdiction of incorporation

The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Agreement or to any other Loan Document as may be necessary or appropriate in order to establish any Subsidiary Revolver Borrower and Subsidiary Borrower Revolver Tranche pursuant to this Section 1.05 and such technical amendments, and other customary amendments with respect to provisions of this Agreement relating to taxes for borrowers in such jurisdiction, in each case as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Administrative Borrower in connection therewith.

SECTION 1.06.        Administrative Borrower. Each Borrower hereby designates the Administrative Borrower as its representative and agent for all purposes under the Loan Documents relating to Notices of Borrowing, Notices of Issuance, designation of interest rates, receipt of Borrowings and payment of Obligations. The Administrative Borrower hereby accepts such appointments. Any Agent, any Issuing Bank and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon any Notices of Borrowing, Notices of Issuance, designation of interest rate, instructions for receipt of Borrowings and payment of Obligations delivered by the Administrative Borrower on behalf of the applicable Borrowers. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Administrative Borrower on behalf of such Borrower. Each of the Agents, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Administrative Borrower with respect to Notices of Borrowing, Notices of Issuance, designation of interest rates, receipt of Borrowings and payment of Obligations, and the Borrowers for any or all other purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Administrative Borrower, in each case, consistent with the foregoing provisions, shall be binding upon and enforceable against it.

SECTION 1.07.        Australian Banking Code of Practice. The parties agree that the Banking Code of Practice of the Australian Banking Association does not apply to the Loan Documents and the transactions under them.

SECTION 1.08.        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

SECTION 1.09.        Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the applicable Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the applicable Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

SECTION 1.10.        Additional Alternative Currencies.

(a)            The Administrative Borrower may from time to time request that Revolving Credit Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and each Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each Issuing Bank that is to issue Letters of Credit in such currency.

(b)            Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Revolving Credit Loan or Letter of Credit issuance (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Revolving Credit Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Banks thereof. Each Lender (in the case of any such request pertaining to Revolving Credit Loans) or the applicable Issuing Banks (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Credit Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)            Any failure by a Revolving Credit Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or Issuing Bank, as the case may be, to permit Revolving Credit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Revolving Credit Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Administrative Borrower and (i) the Administrative Agent and such Lenders may, with the consent of the Administrative Borrower (such consent not to be unreasonably withheld), amend the definition of “Alternative Currency Daily Rate” or “Alternative Currency Term Rate” to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of “Alternative Currency Daily Rate” or “Alternative Currency Term Rate,” as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Revolving Credit Loans. If the Administrative Agent and the applicable Issuing Banks consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Administrative Borrower and (i) the Administrative Agent and the applicable Issuing Banks may, with the consent of the Administrative Borrower (such consent not to be unreasonably withheld), amend the definition of “Alternative Currency Daily Rate” or “Alternative Currency Term Rate,” as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of “Alternative Currency Daily Rate” or “Alternative Currency Term Rate,” as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Administrative Borrower.

SECTION 1.11.        Change of Currency.

(a)            Each obligation of a Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the relevant rate market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)            Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01.        The Advances and Letters of Credit.

(a)            Term A Borrowing. Subject to the terms and conditions set forth herein each Term A Lender severally agrees to make (including of any loans deemed to be made hereunder pursuant to Section 8.26) a single loan, to the Administrative Borrower, in Dollars, on the Closing Date in an amount not to exceed such Term A Lender’s Applicable Percentage of the Term A Facility. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A Facility. Term A Borrowing repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Advances or Term SOFR Loans, as further provided herein.

(b)            Revolving Credit Borrowing. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Loans in Dollars or any Alternative Currency to the applicable Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Commitment Termination Date applicable to such Revolving Credit Lender in an amount not to exceed at any time such Revolving Credit Lender’s Unused Commitment; provided that Revolving Credit Loans to any Subsidiary Revolver Borrower organized under the laws of Australia shall only be available in Australian Dollars and Revolving Credit Loans to any Subsidiary Revolver Borrower organized or incorporated under the laws of the United Kingdom shall only be available in Sterling. Each Revolving Credit Borrowing shall be in an aggregate amount of the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof and shall consist of Advances of the same Type made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, the Borrowers may borrow under this Section 2.01(b), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(b).

SECTION 2.02.        Making the Advances.

(a)            Each Borrowing shall be made on notice, given not later than (w) 11:00 a.m. New York City time on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Alternative Currency Term Rate Advances, Term SOFR Advances or a Borrowing denominated in Euro, (x) 11:00 a.m. New York City time on the fourth Business Day prior to the date of the proposed Borrowing in the case of a Borrowing denominated in Australian Dollar, (y) 11:00 a.m. New York City time on the fifth Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Alternative Currency Daily Rate Advances or (z) 11:00 a.m. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Administrative Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic mail. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), specifying therein the requested (i) date of such Borrowing, (ii) Type and currency of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) in the case of a Borrowing consisting of Alternative Currency Term Rate Advances or Term SOFR Advances, initial Interest Period for each such Advance and (v) the applicable Borrower. Each Lender shall, before 1:00 p.m. (Local Time) on the date of such Borrowing make available for the account of its applicable lending office to the Administrative Agent at the Administrative Agent’s Account, in Same Day Funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower at the Administrative Agent’s address referred to in Section 8.02.

(b)            Anything in subsection (a) above to the contrary notwithstanding, (i) the Administrative Borrower may not select Alternative Currency Term Rate Advances or Term SOFR Advances for any Borrowing if the Dollar Equivalent amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Alternative Currency Term Rate Advances or Term SOFR Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Alternative Currency Term Rate Advances or Term SOFR Advances may not be outstanding as part of more than 15 separate Borrowings.

(c)            Each Notice of Borrowing shall be irrevocable and binding on the applicable Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Alternative Currency Term Rate Advances, Term SOFR Advances or Alternative Currency Daily Rate Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)            The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(e)            Subject to Section 2.08, (i) each Borrowing denominated in Euros, Australian Dollars or Canadian Dollars shall be comprised entirely of Alternative Currency Term Rate Advances, (ii) each Borrowing denominated in Sterling shall be comprised entirely of Alternative Currency Daily Rate Advances and (iii) each Borrowing denominated in Dollars shall be comprised entirely of Base Rate Advances or Term SOFR Advances as the Administrative Borrower may request in accordance herewith. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Advance in accordance with the terms of this Agreement.

(f)             After giving effect to all Borrowings and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to all Loans.

(g)            The Administrative Agent shall promptly notify the Administrative Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Advances or Alternative Currency Term Rate Advances upon determination of such interest rate.

(h)            With respect to SONIA, EURIBOR, BBSY, CORRA, SOFR or Term SOFR, the Administrative Agent will have the right to make the Conforming Changes from time to time (in consultation with the Administrative Borrower) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Administrative Borrower and the Lenders reasonably promptly after such amendment becomes effective.

SECTION 2.03.        Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, any Borrower may request any Issuing Bank, in reliance on the agreements of the Revolving Credit Lenders set forth in this Section 2.03, to issue, at any time and from time to time following the Closing Date and prior to the Revolving Credit Commitment Termination Date, Letters of Credit denominated in Dollars or an Alternative Currency for its own account or the account of any of its Subsidiaries in such form as is acceptable to the applicable Issuing Bank in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments; provided, that, any Letter of Credit denominated in an Alternative Currency shall be issued by Bank of America in its capacity as an Issuing Bank.

(b)            Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Administrative Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank selected by it and to the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended or renewed, and specifying the date of issuance, amendment, extension or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.03(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable Issuing Bank, the Administrative Borrower also shall submit a letter of credit application and reimbursement agreement on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the applicable Borrower to, or entered into by such Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If the applicable Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit may permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by such Borrower and the applicable Issuing Bank at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, such Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that such Issuing Bank shall not (i) permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions set forth in Section 3.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(c)            Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by any Issuing Bank shall not exceed its Letter of Credit Commitment, (ii) the aggregate L/C Obligations shall not exceed the amount of the Letter of Credit Facility, (iii) the Revolving Exposure of any Lender shall not exceed its Revolving Credit Commitment and (iv) the total Revolving Exposures shall not exceed the total Revolving Credit Commitments.

(i)             No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B)             the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C)             except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $500,000;

(D)             any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the applicable Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.20(c)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(E)             the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(ii)            No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)            Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Revolving Credit Commitment Termination Date.

(e)            Participations. (i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(e)(i) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments.

(ii)            In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent in Dollars, for account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each L/C Disbursement made by such Issuing Bank (expressed in Dollars in the amount of the Dollar Equivalent thereof) not later than 1:00 p.m., New York City time, on the Business Day specified in the notice provided by the Administrative Agent to the Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the applicable Borrower or at any time after any reimbursement payment is required to be refunded to such Borrower for any reason, including after the Revolving Credit Commitment Termination Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Revolving Credit Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Lenders have made payments pursuant to this Section 2.03(e) to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.03(e) to reimburse an Issuing Bank for any L/C Disbursement shall not constitute a Revolving Credit Loan and shall not relieve the applicable Borrower of its obligation to reimburse such L/C Disbursement.

Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage at any time such Applicable Percentage shall change as a result of any change in the amount of the Revolving Credit Commitment of any Lender pursuant to this Agreement.

(f)            Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such Issuing Bank in respect of such L/C Disbursement in the currency in which such L/C Disbursement was made (or, if requested by such Issuing Bank, in the Dollar Equivalent of the amount of such L/C Disbursement) by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the Administrative Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Borrowing of Base Rate Advances in the Dollar Equivalent of the amount of such L/C Disbursement and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Advances. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the Dollar Equivalent of the applicable L/C Disbursement, the payment then due from such Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Borrowing of Base Rate Revolving Credit Loans to be disbursed on the date of payment by the applicable Issuing Bank under a Letter of Credit in an amount equal to the Dollar Equivalent of the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Advances, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing). Any notice given by any Issuing Bank or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g)            Obligations Absolute. The applicable Borrower’s obligation to reimburse L/C Disbursements as provided in Section 2.03(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i)            any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii)            the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)           any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)           waiver by any Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of any Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice any Borrower;

(v)            honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi)           any payment made by any Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii)          payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit (but materially complies); or any payment made by any Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)         any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder; or

(ix)           any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the relevant Borrower or any Subsidiary or in the relevant currency markets generally.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable Issuing Bank. The applicable Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

None of the Administrative Agent, the Lenders, any Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination, and that:

(i)             an Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii)            an Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)           an Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)           this sentence shall establish the standard of care to be exercised by an Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, any Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) an Issuing Bank declining to take-up documents and make payment (1) against documents that are fraudulent, forged, or for other reasons by which it is entitled not to honor or (2) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (C) an Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Bank.

(h)            Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuing Bank and the Administrative Borrower when a Letter of Credit is issued by it, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to any Borrower for, and no Issuing Bank’s rights and remedies against a Borrower shall be impaired by, any action or inaction of any Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where any Issuing Bank or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (“BAFT-IFSA”), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i)             Each Issuing Bank shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VII with respect to any acts taken or omissions suffered by an Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.

(j)             Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Administrative Borrower in writing of such demand for payment if such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such L/C Disbursement.

(k)            Interim Interest. If the Issuing Bank for any Letter of Credit shall make any L/C Disbursement, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that such Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Advances; provided that if such Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.03, then Section 2.07(b) shall apply. Interest accrued pursuant to this clause (k) shall be for account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to clause (d) of this Section 2.03 to reimburse such Issuing Bank shall be for account of such Lender to the extent of such payment.

(l)             Replacement of any Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement between the Administrative Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.04(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(m)           Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Administrative Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing a majority of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this clause (m), the applicable Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to such Borrower described in clause (f) of Section 6.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.03, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the applicable Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made in cash or Cash Equivalents at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing a majority of the total L/C Obligations), be applied to satisfy other obligations of such Borrower under this Agreement. If the applicable Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

(n)            Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i)             reasonably prior to the time that such Issuing Bank issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)            on each Business Day on which such Issuing Bank makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)           on any Business Day on which a Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment;

(iv)           on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank; and

(v)            for so long as any Letter of Credit issued by an Issuing Bank is outstanding, such Issuing Bank shall deliver to the Administrative Agent (A) on the first Business Day of each calendar month (commencing April 1, 2026), (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank.

(o)            Additional Issuing Banks. Any Lender hereunder may become an Issuing Bank upon receipt by the Administrative Agent of a fully executed Notice of Additional Issuing Bank which shall be signed by the Administrative Borrower, the Administrative Agent and the applicable Issuing Bank. Such new Issuing Bank shall provide its Letter of Credit Commitment in such Notice of Additional Issuing Bank and upon the receipt by the Administrative Agent of the fully executed Notice of Additional Issuing Bank, the defined term Letter of Credit Commitment shall be deemed amended to incorporate the Letter of Credit Commitment of such new Issuing Bank.

(p)            Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Administrative Borrower shall be obligated to reimburse, indemnify and compensate the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of a Borrower. Each Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(q)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

SECTION 2.04.        Fees.

(a)            Commitment Fee. The Administrative Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee in Dollars at the per annum rate set forth in the definition of “Applicable Margin” on the actual daily amount of such Revolving Credit Lender’s Unused Commitment. The commitment fee shall accrue at all times from the Closing Date until the Revolving Credit Commitment Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2026, and on the Revolving Credit Commitment Termination Date; provided that no Defaulting Lender shall be entitled to receive any commitment fee in respect of its Revolving Credit Commitment for any period during which that Revolving Credit Lender is a Defaulting Lender (and the Administrative Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)            Letter of Credit Fees. (i) The Administrative Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission in Dollars on such Revolving Credit Lender’s Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding (and not cash-collateralized) from time to time at a rate per annum equal to the Applicable Margin for Term SOFR Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2026, and on the Revolving Credit Commitment Termination Date, and after the Revolving Credit Commitment Termination Date payable upon demand; provided that the Applicable Margin shall increase by 2% upon the occurrence and during the continuation of an Event of Default if the Administrative Borrower is required to pay default interest on the principal of all Advances pursuant to Section 2.07(b).

(ii)            The Administrative Borrower shall pay to each Issuing Bank for its own account a fronting fee in respect of each Letter of Credit issued by the Issuing Bank hereunder at a rate per annum equal to 0.125% (or such other lower rate as may be agreed in writing by such Issuing Bank from time to time) of the Available Amount of each such Letter of Credit, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such Letter of Credit expires or is terminated, commencing June 30, 2026.

(c)            Administrative Agent’s Fees. The Administrative Borrower shall pay to the Administrative Agent for its own account such fees as have been agreed between the Administrative Borrower and the Administrative Agent.

SECTION 2.05.        Optional Termination or Reduction of the Revolving Credit Commitments and Termination of Term A Commitments.

(a)            The Administrative Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused Revolving Credit Commitments of the Revolving Credit Lenders, provided that each partial reduction shall be in the aggregate amount of the Borrowing Minimum or an integral multiple of Borrowing Multiple in excess thereof.

(b)            Upon the funding of the Term A Loans on the Closing Date, the Term A Commitments shall terminate and be reduced to $0.

SECTION 2.06.        Repayment of Advances.

(a)            Term A Loans. The Administrative Borrower shall repay to the Term A Lenders the aggregate principal amount of all Term A Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.10), unless accelerated sooner pursuant to Section 6.01;

Payment Dates	Principal Repayment Installments
June 30, 2026	$0
September 30, 2026	$0
December 31, 2026	$0
March 31, 2027	$0
June 30, 2027	$3,125,000
September 30, 2027	$3,125,000
December 31, 2027	$3,125,000
March 31, 2028	$3,125,000
June 30, 2028	$3,125,000
September 30, 2028	$3,125,000
December 31, 2028	$3,125,000
March 31, 2029	$3,125,000
June 30, 2029	$6,250,000
September 30, 2029	$6,250,000
December 31, 2029	$6,250,000
March 31, 2030	$6,250,000
June 30, 2030	$6,250,000
September 30, 2030	$6,250,000
December 31, 2030	$6,250,000

provided, however, that (i) the final principal repayment installment of the Term A Loans shall be repaid on the Term A Loan Maturity Date for the Term A Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date, (ii) if any principal repayment installment to be made by the Administrative Borrower (other than principal repayment installments on Term SOFR Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (iii) if any principal repayment installment to be made by the Administrative Borrower on a Term SOFR Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

(b)            Revolving Credit Loans. Each Borrower shall repay to the Administrative Agent for the ratable account of each Revolving Credit Lender on the Revolving Credit Commitment Termination Date applicable to such Revolving Credit Lender the aggregate principal amount of the outstanding Revolving Credit Loans made by such Revolving Credit Lender in the currencies in which such Revolving Credit Loans are denominated.

(c)            Letter of Credit Reimbursements. The obligations of the Administrative Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument, in each case, relating to any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Administrative Borrower is without prejudice to, and does not constitute a waiver of, any rights the Administrative Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Administrative Borrower thereof):

(i)             any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument, in each case, relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)            any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Administrative Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)           the existence of any claim, setoff, defense or other right that the Administrative Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)           any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)            payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply (but materially complies) with the terms of such Letter of Credit;

(vi)           any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Administrative Borrower in respect of the L/C Related Documents; or

(vii)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Administrative Borrower or a guarantor.

No Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing, shall not be construed to excuse any Issuing Bank from liability to the Administrative Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Administrative Borrower to the extent permitted by applicable law) suffered by the Administrative Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing, and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 2.07.        Interest on Advances.

(a)            Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full in the currency in which such Advance is denominated, at the following rates per annum:

(i)             Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears on each Interest Payment Date and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)            Alternative Currency Term Rate Advances. During such periods as such Advance is an Alternative Currency Term Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Alternative Currency Term Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on each Interest Payment Date and on the date such Alternative Currency Term Rate Advance shall be Converted or paid in full.

(iii)           Alternative Currency Daily Rate Advances. During such periods as such Advance is an Alternative Currency Daily Rate Advance, a rate per annum equal at all times to the sum of (x) the Alternative Currency Daily Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears on each Interest Payment Date and on the date such Alternative Currency Daily Rate Advance shall be paid in full.

(iv)           Term SOFR Advances. During such periods as such Advance is a Term SOFR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Term SOFR for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on each Interest Payment Date and on the date such Term SOFR Advance shall be Converted or paid in full.

(b)            Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or (f), each Borrower shall pay interest (“Default Interest”) on (i) the unpaid (and, in the case of an Event of Default under Section 6.01(a), overdue) principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances denominated in Dollars pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

SECTION 2.08.        Interest Rate Determination.

(a)            If the Administrative Borrower shall fail to select the duration of any Interest Period for any Alternative Currency Term Rate Advances or Term SOFR Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Administrative Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Alternative Currency Term Rate Advances or Term SOFR Advances with an Interest Period of one month.

(b)            Upon the occurrence and during the continuance of any Event of Default, (x) in the case of Advances denominated in Dollars, (i) each Term SOFR Advance will, at the option of the Required Lenders, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Alternative Currency Term Rate Advances or Term SOFR Advances (if applicable) shall be suspended and (y) no outstanding Advances denominated in any other Alternative Currency may be continued for an Interest Period of more than one month’s duration.

(c)            Inability to Determine Rates.

(i)             If prior to (x) the commencement of any Interest Period for any Borrowing of Term SOFR Loans, (y) any relevant date of determination of the interest rate with respect to any Revolving Credit Loans denominated in an Alternative Currency or (z) a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Term SOFR Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 2.08(c)(ii) and the circumstances under Section 2.08(c)(ii)(x) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan, a Revolving Credit Loan denominated in an Alternative Currency or the determination of the Term SOFR component of the Base Rate in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent reasonably determines, or is advised by the Required Lenders, that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Administrative Borrower and each Lender.

Thereafter, (I) the obligation of the Lenders to make or maintain Term SOFR Advances or Revolving Credit Loans denominated in the relevant Alternative Currency, or to convert Base Rate Advances to Term SOFR Advances, as the case may be, shall be suspended (to the extent of the affected Term SOFR Advances or Revolving Credit Loans, as the case may be, or Interest Periods), and (II) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (i) of this Section 2.08(c)(i), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (A) the Administrative Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans or Revolving Credit Loans denominated in the relevant Alternative Currency, as the case may be (to the extent of the affected Term SOFR Loans or Revolving Credit Loans, as the case may be, or Interest Periods), or, failing that, will be deemed to have converted such request with respect to any Loan denominated in Dollars in the Dollar Equivalent of the amount specified therein into a request for a Borrowing of Base Rate Loans in the amount specified therein and (B)(i) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Loans immediately and (ii) any outstanding affected Revolving Credit Loan denominated in the relevant Alternative Currency, at the Administrative Borrower’s option, will either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency immediately or (2) be prepaid in full immediately; provided, that if no election is made by the Administrative Borrower (x) in the case of a Revolving Credit Loan denominated in the relevant Alternative Currency, by the date that is three Business Days after receipt by the Administrative Borrower of such notice or (y) in the case of a Term SOFR Loan, by the last day of the current Interest Period for such applicable Term SOFR Loan, the Administrative Borrower will be deemed to have elected clause (1) above.

(ii)            Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Administrative Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Administrative Borrower) that the Administrative Borrower or Required Lenders (as applicable) have determined, that:

(x)            adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Agreed Currency because either (x) one month, three month and six month interest periods of such Relevant Rate (including any forward-looking term rate thereof) is not or (y) the Relevant Rate is not, in either case, available or published on a current basis and such circumstances are unlikely to be temporary; or

(y)            the Applicable Authority (or any successor administrator thereof), in each case acting in such capacity, has made a public statement identifying a specific date after which all tenors of the Relevant Rate of an Agreed Currency (including any forward-looking term rate thereof) or the Relevant Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of loans denominated in such Agreed Currency, or shall or will otherwise cease; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest period(s) of the Relevant Rate or the Relevant Rate itself, in either case, for such Agreed Currency after such specific date (the latest date on which all tenors of the Relevant Rate or such Relevant Rate itself, in either case, for such Agreed Currency (including any forward-looking term rate thereof) are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 2.08(c)(ii)(x) or (y) have occurred with respect to the Successor Rate for the relevant Agreed Currency then in effect, then, (I) with respect to Term SOFR, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (y) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”) and (II) with respect to any other Relevant Rate (or if Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date), reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Administrative Borrower may amend this Agreement to replace the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 2.08 with an alternate benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Other Relevant Rate Successor Rate” and together with the Term SOFR Successor Rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all relevant Lenders and the Administrative Borrower unless, in the case of any amendments in connection with an Other Relevant Rate Successor Rate, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

If the relevant Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

The Administrative Agent will promptly (in one or more notices) notify the Administrative Borrower and each relevant Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time (in consultation with the Administrative Borrower) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Administrative Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 2.08(c), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Advances in Dollars or the relevant Alternative Currency, as applicable, shall be excluded from any determination of Required Lenders.

SECTION 2.09.        Optional Conversion of Advances. The Administrative Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type (other than Alternative Currency Daily Rate) comprising the same Borrowing into Advances of the other Type (other than Alternative Currency Daily Rate) denominated in the same currency; provided, however, that any Conversion of Alternative Currency Term Rate Advances or Term SOFR Advances into Base Rate Advances shall be made only with respect to Advances denominated in Dollars, and on the last day of an Interest Period for such Term SOFR Advances, any Conversion of Base Rate Advances into Term SOFR Advances, as applicable, shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Term SOFR Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Administrative Borrower.

SECTION 2.10.        Prepayments of Advances.

(a)            Optional. The Administrative Borrower may, upon notice to the Administrative Agent, pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay the Advances in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent (A) not later than 11:00 a.m. three Business Days prior to any date of prepayment of Term SOFR Advances, (B) not later than 11:00 a.m. on the date of prepayment of Base Rate Advances, (C) not later than 9:00 a.m. (London time) three Business Days prior to any date of prepayment of an Alternative Currency Term Rate Advances and (D) not later than five Business Days 11:00 a.m. on the date of prepayment of Alternative Currency Daily Rate Advances; provided, further, that each partial prepayment shall be in an aggregate principal amount of the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of the Advances to be prepaid and, if Term SOFR Advances or Alternative Currency Term Rate Advances are to be prepaid, the Interest Period(s) of such Advances. If such notice is given by the Administrative Borrower, the Administrative Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Term SOFR Advances and Alternative Currency Term Rate Advances shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 8.04(d).

(b)            Mandatory Prepayments. (i) If at any time, the sum of (A) the Dollar Equivalent of the aggregate principal amount of all outstanding Revolving Credit Loans plus (B) the Dollar Equivalent of the aggregate L/C Obligations then outstanding exceeds 103% of the aggregate Revolving Credit Commitments of the Revolving Credit Lenders for three consecutive Business Days, the Administrative Borrower shall, within two Business Days after receipt of notice of the foregoing, prepay the outstanding principal amount of any Revolving Credit Loans owing by the Administrative Borrower and/or deposit cash in the Collateral Account with respect to Letters of Credit then outstanding in an aggregate amount sufficient to reduce such sum after such payment to an amount not to exceed 100% of the aggregate Revolving Credit Commitments of the Revolving Credit Lenders.

(ii)            Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of an Alternative Currency Term Rate Advance or a Term SOFR Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Administrative Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(d). The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Administrative Borrower and the Lenders.

(c)            Letters of Credit. The Administrative Borrower shall, on the day that is five (5) Business Days prior to the final Revolving Credit Commitment Termination Date, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account (a) an amount in each Alternative Currency sufficient to cause the amount of such Alternative Currency on deposit in the L/C Cash Collateral Account to equal 100% of the aggregate Available Amount of all Letters of Credit then outstanding denominated in such Alternative Currency and (b) an amount in Dollars sufficient to cause the amount of Dollars on deposit in the L/C Cash Collateral Account to equal 100% of the aggregate Available Amount of all Letters of Credit then outstanding denominated in Dollars; provided that nothing herein shall be deemed to amend or modify any provision of Section 2.01(b). Upon the drawing of any such Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After any such Letter of Credit shall have expired or been fully drawn upon and all other obligations of the Administrative Borrower thereunder shall have been paid in full, the equivalent amount deposited in such L/C Cash Collateral Account in respect of such Letter of Credit shall be promptly returned to the Administrative Borrower.

SECTION 2.11.        Increased Costs.

(a)            If, due to either (i) the introduction of or any change in or in the interpretation of any law, rule, regulation or treaty or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Alternative Currency Term Rate Advances or Term SOFR Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (x) Taxes or Other Taxes, in each case, indemnified or indemnifiable or with respect to which an additional amount has been paid or is payable under Section 2.14 and (y) any Excluded Taxes), then the applicable Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that (1) before making any such demand, each Lender agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different lending office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender (or its holding company) and (2) such Lender shall, in making demand under this Section, certify that such Lender is treating substantially all similarly situated borrowers under comparable provisions of similar credit agreements in a manner that is consistent with the treatment afforded the Borrowers hereunder; provided, further, that, for the avoidance of doubt, this Section 2.11(a) shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, in each case, regardless of the date adopted, issued, promulgated or implemented.

(b)            If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered; provided, however, that before making any such demand, each Lender shall, in making demand under this Section, certify that such Lender is treating substantially all similarly situated borrowers under comparable provisions of similar credit agreements in a manner that is consistent with the treatment afforded the Borrowers hereunder.

(c)            A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error.

(d)            Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Administrative Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.12.        Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Borrower (through the Administrative Agent) that the introduction of or any change in or in the interpretation of any law, rule, regulation or treaty makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender or its applicable lending office to perform its obligations hereunder to make Alternative Currency Term Rate Advances or Term SOFR Advances or to fund or maintain Alternative Currency Term Rate Advances or Term SOFR Advances hereunder, (i) the obligation of the Lenders to make Alternative Currency Term Rate Advances or Term SOFR Advances or to Convert Base Rate Advances into Term SOFR Advances shall be suspended until the Administrative Agent shall notify the Administrative Borrower and the Lenders that the circumstances causing such suspension no longer exist, (ii) in the case of an Advance denominated in any Alternative Currency, such Advance shall be immediately converted to a Base Rate Advance denominated in Dollars at the Dollar Equivalent and (iii) in the case of Advances denominated in Dollars, (a) any obligation of such Lender to make or continue Term SOFR Advances or to convert Base Rate Advances to Term SOFR Advances shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Advances the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such determination no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different applicable lending office if the making of such a designation would allow such Lender or its applicable lending office to continue to perform its obligations to make Alternative Currency Term Rate Advances or Term SOFR Advances or to continue to fund or maintain Alternative Currency Term Rate Advances or Term SOFR Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. Any Lender that is prohibited from performing its obligations to make Alternative Currency Term Rate Advances or Term SOFR Advances or to continue to fund or maintain Alternative Currency Term Rate Advances or Term SOFR Advances may be required to assign all of its rights and obligations hereunder upon a request by the Administrative Borrower in accordance with Section 2.21.

SECTION 2.13.        Payments and Computations; Administrative Agent’s Clawback.

(a)            Each Borrower shall make each payment hereunder, free and clear of and irrespective of any right of counterclaim, defense, recoupment or setoff, not later than 11:00 a.m. (Local Time) on the day when due (or in the case of Australian Dollars, 9:00 a.m. Local Time) to the Administrative Agent at the Administrative Agent’s Account in same day funds. All payments under each Loan Document of principal or interest in respect of any Advance (or of any breakage indemnity in respect of any Advance) shall be made in the currency of such Advance, and, except as otherwise expressly set forth in any Loan Document, all other payments under each Loan Document shall be made in Dollars. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 8.04(d)) to the Lenders for the account of their respective lending offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable lending office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Revolving Credit Commitment Termination Date pursuant to Section 2.19, and upon the Administrative Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)            (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of Base Rate Advances, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Advances, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by a Borrower, the interest rate applicable at the time to Advances comprising such Borrowing. If a Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the applicable Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. This paragraph shall solely be an agreement between the Administrative Agent, the Lenders and the Issuing Banks.

A notice of the Administrative Agent to any Lender or the Administrative Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)            All interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed, except that (i) (A) interest and fees computed by reference to the Base Rate (including Base Rate determined by reference to Term SOFR) at times when the Base Rate is based on the Administrative Agent’s prime rate and (B) interest and fees computed by reference to the BBSY and the Term CORRA Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest in respect of Borrowings in GBP shall be computed on the basis of 365 days, and in each case of the foregoing clauses (i) and (ii) shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Alternative Currency Term Rate, Term SOFR or Alternative Currency Daily Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Advance for the day on which the Advance is made, and shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid, provided that any Advance that is repaid on the same day on which it is made shall, subject to subject to the provisions in this Agreement addressing payments generally, bear interest for one day.

(d)            Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Alternative Currency Term Rate Advances or Term SOFR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)            Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Lenders hereunder that a Borrower will not make such payment in full, the Administrative Agent may assume that the applicable Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the applicable Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, (i) if such payment is denominated in Dollars, at the Federal Funds Rate and (ii) if such payment is denominated in an Alternative Currency, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, it being understood that nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment or to prejudice any rights which the Administrative Agent or the applicable Borrower may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.14.        Taxes.

(a)            Any and all payments by any Borrower or any guarantor of a Borrower to or for the account of any Lender or the Administrative Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties with respect thereto (“Taxes”), unless otherwise required by applicable law. “Excluded Taxes” means in the case of each Lender and the Administrative Agent (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed (A) by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or has its principal office or Facility Office or applicable lending office or any political subdivision thereof or (B) that are Other Connection Taxes; (ii) in the case of a Lender, any United States federal withholding taxes imposed on interest payable to or for the account of such Lender pursuant to law in effect on the date on which such Lender became a Lender hereunder or changes its lending office (except to the extent such Taxes were not considered Excluded Taxes with respect to such Lender’s immediate assignor or immediately before such Lender changed its lending office); (iii) Taxes attributable to the recipient’s failure to comply with Section 2.14(e); (iv) any withholding tax imposed under FATCA in respect of payments hereunder or under the Notes; (v) any UK Tax Deduction payable by a UK Borrower with respect to an amount payable by, or on behalf of a UK Borrower, if, on the date on which the payment falls due: (A) the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority, or (B) the UK Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under clauses (iv), (v) and (vii) of Section 2.14(e), (vi) any Australian Tax Deduction payable by an Australian Loan Party or any guarantor of an Australian Loan Party, if, on the date on which the payment falls due, the payment could have been made to the relevant Lender or Administrative Agent without an Australian Tax Deduction if the Lender to which the payment relates had been an Australian Qualifying Lender, but on that date that Lender is not or has ceased to be an Australian Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Australian Treaty or any published practice or published concession of any relevant taxing authority, and (vii) any Taxes to the extent an indemnity or an additional amount with respect to such Taxes is not payable pursuant to paragraph (e)(viii), (f), (i) or (k) of this Section 2.14. If any Borrower or any other applicable withholding agent shall be required by law (as determined in the good-faith discretion of an applicable withholding agent) to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Administrative Agent, (i) to the extent the Tax is not an Excluded Tax, such Borrower, guarantor of a Borrower or applicable withholding agent (as relevant) will pay to such Lender such additional amount or amounts as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made provided that any such amount or amounts shall not be duplicative of any amounts to the extent otherwise paid by such Borrower, guarantor of such Borrower or applicable withholding agent (as relevant) under any other provision of this Agreement or the Notes or any other documents to be delivered hereunder, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

(b)            In addition, the applicable Borrower shall pay any present or future stamp or documentary taxes or any other property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder other than any Taxes or other amounts imposed with respect to an assignment (hereinafter referred to as “Other Taxes”).

(c)            The Administrative Borrower shall indemnify each Lender and the Administrative Agent for, and hold it harmless against, the full amount of Taxes (other than Excluded Taxes) or Other Taxes (including, without limitation, Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Administrative Agent (as the case may be) as a result of payments hereunder and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) provides to the Administrative Borrower a certificate as to the amount of such payment or liability.

(d)            Within 30 days (or as soon as practicable) after the date of any payment of Taxes by any Borrower, the Administrative Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(e)            (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Administrative Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Administrative Borrower with two original Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States federal withholding tax on payments pursuant to any Loan Document. Any Lender claiming the benefits of the exemption of the portfolio interest under Section 871(h) or 881(c) of the Internal Revenue Code shall provide each of the Administrative Agent and the Administrative Borrower, in addition to the Forms W-8BEN or W-8BEN-E provided pursuant to the preceding sentence, a certificate, substantially in the form of Exhibit D, establishing the Lender’s entitlement to the exemption. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States federal withholding tax rate on interest payments in excess of zero, the United States federal withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered excluded from Taxes; provided, however, that, if at the date of the Assumption Agreement or the Assignment and Assumption pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) above in respect of United States federal withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States federal withholding tax, if any, applicable with respect to the Lender assignee on such date. For purposes of this subsection (e), the term “United States person” shall have the meaning specified in Section 7701(a)(30) of the Internal Revenue Code.

(ii)            If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)           Each Lender that is a United States person, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Administrative Borrower, shall provide each of the Administrative Agent and the Administrative Borrower with two original Internal Revenue Service Forms W-9, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from United States federal backup withholding tax.

(iv)           Each Lender agrees that if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in Section 2.14(e)(i) or (f), a Lender is not required to deliver any form, certification or document that it is not legally eligible to deliver. Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.14.

(v)            Each Lender shall deliver to the Administrative Borrower and to the Administrative Agent as soon as practicable, whenever reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable requirements of law and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, (x) to determine whether or not any payments made under any Loan Document are subject to UK Tax Deductions or Australian Tax Deductions or information reporting requirements, (y) to determine, if applicable, the required rate of UK Tax Deductions or Australian Tax Deductions, and (z) to establish such Lender’s entitlement to any available exemption from, or reduction in the rate of, UK Tax Deduction or Australian Tax Deductions, in respect of any payments to be made to such Lender by any Borrower pursuant to any Loan Document or otherwise establish such Lender’s status for withholding Tax purposes in an applicable jurisdiction. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or administrative practice as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(vi)           a Lender with respect to a Commitment extended to a UK Borrower and each Borrower which makes a payment to which that Lender is entitled shall cooperate in promptly completing or assisting with the completion of any procedural formalities necessary for that Borrower to obtain authorization to make that payment without a UK Tax Deduction and maintain that authorization where an authorization expires or otherwise ceases to have effect;

(vii)          each such Lender shall, from time to time after the initial delivery by such Lender of any form or certificate, whenever a lapse in time or change in such Lender’s circumstances renders such form or certificate (including any specific form or certificate required in this Section 2.14(e)) so delivered obsolete, expired or inaccurate in any material respect, promptly (i) update such form or certificate or (ii) notify the Administrative Borrower and the Administrative Agent in writing of its legal ineligibility to do so;

(viii)         if in respect of a Commitment extended to a UK Borrower or Australian Loan Party (i) a Lender assigns or transfers any of its rights or obligations with respect to such Commitment or changes its Facility Office in respect of such Commitment, and (ii) as a result of circumstances existing at the date of, or as a result of, the assignment, transfer or change occurs, a UK Borrower or Australian Loan Party would be obliged to make a payment to the successor or assignee or Lender acting through its new Facility Office in respect of a UK Tax Deduction or an Australian Tax Deduction, then such successor or assignee or Lender acting through its new Facility Office is entitled to receive payment under this Section 2.14 only to the same extent as the assigning or transferring Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (viii) shall not apply to a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme and has provided its scheme reference number and its jurisdiction of tax residence to the Administrative Agent where the Administrative Agent has provided the same to the Administrative Borrower or the relevant UK Borrower but the relevant UK Borrower has not duly completed and filed an HM Revenue & Customs’ Form DTTP2 within ten Business Days of receiving the relevant scheme reference number and jurisdiction of tax residence.

(ix)            Each Lender which becomes a Lender and extends a Commitment to a UK Borrower under a Loan Document after the date of this Agreement shall indicate, in the documentation which it executes on becoming a party to this Agreement, which of the following categories it falls in:

(A)             not a UK Qualifying Lender;

(B)             a UK Qualifying Lender (other than a UK Treaty Lender); or

(C)             a UK Treaty Lender (on the assumption that all procedural formalities have been completed),

and the Administrative Agent shall promptly send a copy of such documentation to the relevant Borrower.

(f)             For the avoidance of doubt, for any period with respect to which a Lender has failed to provide the Administrative Borrower with the appropriate form, certificate or other document it is required to deliver under Section 2.14(e), such Lender shall not be entitled to indemnification under this Section 2.14 with respect to Taxes imposed by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Administrative Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g)            Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h)            Any Lender making a claim for compensation under this Section 2.14 may be required to assign all of its rights and obligations hereunder upon a request by the Administrative Borrower in accordance with Section 2.21.

(i)             In the event a Lender is entitled, on the effective date of an Assumption Agreement or Assignment and Assumption, to the benefits of a payment pursuant to this Section 2.14, an assignee or novatee of such Lender shall only be entitled to the same benefits of payment (in addition to any future benefits of payment that may arise with respect to such assignee) that would have been available to such Lender had such Lender not entered into the related Assumption Agreement or Assignment and Assumption with such assignee or novatee and then only to the extent the relevant amounts are incurred by such assignee or novatee. For the avoidance of doubt, nothing in this Section 2.14(i) or the rest of this Agreement will be taken to require an Australian Loan Party to pay an additional amount on account of Australian Withholding Tax to any assignee or novatee of the Lender if that assignee or novatee is not an Australian Qualifying Lender, except where the assignee or novatee is not an Australian Qualifying Lender because of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or Australian Treaty or any published practice or published concession of any relevant taxing authority.

(j)             If any Lender or Administrative Agent (for purposes of this paragraph (j), an “indemnified party”) determines, in its sole discretion (such discretion to be exercised in good faith), that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund and net of any out-of-pocket expenses (including any Taxes)). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (j) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(k)            Notwithstanding any other provision in this Section 2.14, the payment of an additional amount under Section 2.14(a) or an indemnification payment under Section 2.14(c) by any Australian Loan Party shall not be required:

(i)             in respect of a Tax which would not be required to be deducted by an Australian Loan Party if, before the Australian Loan Party makes a relevant payment, the relevant Lender or Administrative Agent, provided the Australian Loan Party with any of its name, address, tax file number, Australian business number, registration number or similar details or any relevant tax exemption or similar details; or

(ii)            with respect to any withholding or deduction on account of an Australian Loan Party receiving a direction under section 255 of the Australian Tax Act, section 260-5 of the Australian Tax Act or any similar law.

(l)             VAT.

(i)             All amounts expressed to be payable under a Loan Document by any Loan Party to the Administrative Agent or any Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by the Administrative Agent or any Lender to any Loan Party under a Loan Document and the Administrative Agent or such Lender is required to account to the relevant tax authority for the VAT, that Loan Party must pay to the Administrative Agent or such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Administrative Agent or such Lender must promptly provide an appropriate VAT invoice to that Loan Party).

(ii)            If VAT is or becomes chargeable on any supply made by the Administrative Agent or any Lender (the “Supplier”) to the Administrative Agent or any other Lender (the “Supply Recipient”) under a Loan Document, and any party other than the Supply Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Supply Recipient in respect of that consideration):

(A)          (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Supply Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Supply Recipient receives from the relevant tax authority which the Supply Recipient reasonably determines (in good faith) relates to the VAT chargeable on that supply; and

(B)           (where the Supply Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Supply Recipient reasonably determines (in good faith) that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)           Where a Loan Document requires any Loan Party to reimburse or indemnify the Administrative Agent or any Lender for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) the Administrative Agent or such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent the Administrative Agent or such Lender reasonably determines (in good faith) that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)           Any reference in clause (i), (ii), (iii) or (v) of this Section 2.14(l) to any Loan Party shall, at any time when such Loan Party is treated as member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Loan Party shall be construed as a reference to that Loan Party or the relevant group or unity (or fiscal unity) of which that Loan Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v)            In relation to any supply made by the Administrative Agent or any Lender to any Loan Party under a Loan Document, if reasonably requested by the Administrative Agent or such Lender, that Loan Party must promptly provide the Administrative Agent or such Lender with details of that Loan Party’s VAT registration and such other information as is reasonably requested in connection with the Administrative Agent’s or such Lender’s VAT reporting requirements in relation to such supply.

(m)           Each party’s obligations under this Section shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Advances and all other amounts payable hereunder.

SECTION 2.15.        Sharing of Payments, Etc.

(a)            If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i)             if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Administrative Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of or interest on any of its Advances or other Obligations (including any unreimbursed L/C Disbursements), such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and unreimbursed L/C Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

SECTION 2.16.        Evidence of Debt.

(a)            Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the applicable Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender to the Administrative Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the applicable Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b)            The Register maintained by the Administrative Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type and currency of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the applicable Borrower hereunder and each Lender’s share thereof.

(c)            Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the applicable Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of such Borrower under this Agreement.

SECTION 2.17.        Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely for refinancing of the Existing Credit Agreement and general corporate purposes of the Borrower and its Subsidiaries including, without limitation, to finance working capital needs, permitted acquisitions and other permitted Investments, payments of dividends and repurchases, redemptions and other buybacks of equity interests.

SECTION 2.18.         Increase in Commitments.

(a)            The Administrative Borrower may, at any time prior to the final Revolving Credit Commitment Termination Date or the Term A Loan Maturity Date, by notice to the Administrative Agent, request that the aggregate amount of the Revolving Credit Commitment or the Term A Commitment be increased by an amount of $10,000,000 or an integral multiple thereof (each, a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled final Revolving Credit Commitment Termination Date then in effect or the Term A Loan Maturity Date (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) in no event shall the aggregate amount of increases of the Revolving Credit Commitments or the Term A Commitment, respectively, at any time exceed $250,000,000, (ii) on the date of any request by the Administrative Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied and (iii) the terms, pricing, maturity and (in the case of Commitment Increases in the form of Term A Commitments) amortization of any Commitment Increase shall be (as determined by Administrative Borrower in good faith) substantially identical to the terms of the Revolving Credit Commitments or the Term A Loans, as applicable, as existing on the related Increase Date. The Administrative Borrower may simultaneously (x) request one or more of the Lenders to increase the amount of its Commitment and/or (y) arrange for one or more banks or financial institutions not a party hereto to become parties to and Lenders under this Agreement, pursuant to the terms and conditions set forth below.

(b)            The Administrative Agent shall promptly notify such of the Lenders and one or more Eligible Assignees as are identified by the Administrative Borrower to participate in the requested Commitment Increase of a request by the Administrative Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed terms of such Commitment Increase and (iii) the date by which such Lenders or Eligible Assignees (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Revolving Credit Commitment Termination Date in accordance with Section 2.19(c) or an extension of the Term A Loan Maturity Date in accordance with Section 2.19(g), an “Assuming Lender”) wishing to participate in the Commitment Increase must commit to increase the amount of their respective Revolving Credit Commitments or Term A Commitments or to establish their respective Revolving Credit Commitments or Term A Commitments, as the case may be (the “Commitment Date”); provided, however, that the Revolving Credit Commitment or Term A Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or more. Each Lender that is willing to participate in such requested Commitment Increase (each, an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment or Term A Commitment. Each increase in the Revolving Credit Commitments or Term A Commitment of the Increasing Lenders and the Revolving Credit Commitment or Term A Commitment of each Assuming Lender shall be subject to the approval of each Issuing Bank (which approval shall not be unreasonably withheld or delayed). The requested Commitment Increase shall be allocated among the Lenders willing to participate therein and the Assuming Lenders in such amounts as are agreed between the Administrative Borrower and the Administrative Agent.

(c)            On each Increase Date, each Assuming Lender shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment or Term A Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i)             (A) certified copies of resolutions of the board of directors of the Administrative Borrower or the executive committee of such board of directors approving the Commitment Increase and the corresponding modifications to this Agreement, (B) if reasonably requested by the Administrative Agent, an opinion of counsel for the Administrative Borrower (which may be in-house counsel), and (C) a consent of the Administrative Borrower;

(ii)            an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Administrative Borrower and the Administrative Agent (each, an “Assumption Agreement”), duly executed by such Eligible Assignee, the Administrative Agent and the Administrative Borrower; and

(iii)           confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Administrative Borrower and the Administrative Agent.

On each Increase Date, upon fulfillment of the conditions set forth in Section 2.18(a) and in the immediately preceding sentence of this Section 2.18(c), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Administrative Borrower of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. If any Advances are outstanding on the Increase Date, the Lenders immediately after effectiveness of such Commitment Increase shall purchase and assign at par such amounts of the Advances outstanding at such time as the Administrative Agent may require such that each Lender holds its Pro Rata Share of all Advances outstanding after giving effect to all such assignments. On and after each Increase Date, the Pro Rata Share of each Lender’s participation in Letters of Credit and Advances from draws under Letters of Credit shall be calculated after giving effect to each such Commitment Increase.

SECTION 2.19.         Extension of Term A Loan Maturity Date and Revolving Credit Commitment Termination Date.

(a)            At least 45 days, but not more than 90 days, prior to any anniversary of the Closing Date, the Administrative Borrower, by written notice to the Administrative Agent, may request an extension of the Revolving Credit Commitment Termination Date in effect at such time by one year from its then scheduled expiration; provided that the final Revolving Credit Commitment Termination Date may not extend more than two years from the initial Revolving Credit Commitment Termination Date. The Administrative Agent shall promptly notify each Revolving Credit Lender of such request, and each Revolving Credit Lender shall in turn, in its sole discretion, not later than 20 days prior to such anniversary date, notify the Administrative Borrower and the Administrative Agent in writing as to whether such Revolving Credit Lender will consent to such extension. If any Revolving Credit Lender shall fail to notify the Administrative Agent and the Administrative Borrower in writing of its consent to any such request for extension of the Revolving Credit Commitment Termination Date at least 20 days prior to the applicable anniversary date, such Revolving Credit Lender shall be deemed to be a Non-Consenting Revolving Lender with respect to such request. The Administrative Agent shall notify the Administrative Borrower not later than 15 days prior to the applicable anniversary date of the decision of the Revolving Credit Lenders regarding the Administrative Borrower’s request for an extension of the Revolving Credit Commitment Termination Date.

(b)            If all the Revolving Credit Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Revolving Credit Commitment Termination Date in effect at such time shall, effective as at the applicable anniversary date (the “Revolving Extension Date”), be extended for one year; provided that on each Revolving Extension Date the applicable conditions set forth in Article III shall be satisfied. If less than all of the Revolving Credit Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Revolving Credit Commitment Termination Date in effect at such time shall, effective as at the applicable Revolving Extension Date and subject to subsection (d) of this Section 2.19, be extended as to those Revolving Credit Lenders that so consented (each, a “Consenting Revolving Lender”) but shall not be extended as to any other Revolving Credit Lender, including any Revolving Credit Lender that has not affirmatively consented to such extension (each, a “Non-Consenting Revolving Lender”). To the extent that the Revolving Credit Commitment Termination Date is not extended as to any Revolving Credit Lender pursuant to this Section 2.19 and the Revolving Credit Commitment of such Revolving Credit Lender is not assumed in accordance with subsection (c) of this Section 2.19 on or prior to the applicable Extension Date, the Revolving Credit Commitment of such Non-Consenting Revolving Lender shall automatically terminate in whole on such unextended Revolving Credit Commitment Termination Date without any further notice or other action by the Administrative Borrower, such Revolving Credit Lender or any other Person; provided that such Non-Consenting Revolving Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 8.16, shall survive the Revolving Credit Commitment Termination Date for such Revolving Credit Lender as to matters occurring prior to such date. It is understood and agreed that no Revolving Credit Lender shall have any obligation whatsoever to agree to any request made by the Administrative Borrower for any requested extension of the Revolving Credit Commitment Termination Date.

(c)            If less than all of the Revolving Credit Lenders consent to any such request pursuant to subsection (a) of this Section 2.19, the Administrative Agent shall promptly notify the Administrative Borrower. The Administrative Borrower may arrange for one or more Consenting Revolving Lenders or other Eligible Assignees as Assuming Lenders to assume, pursuant to Assignments and Assumptions, effective as of the Revolving Credit Commitment Termination Date in effect immediately prior to the Extension Date, any Non-Consenting Revolving Lender’s Revolving Credit Commitment and all of the obligations of such Non-Consenting Revolving Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Revolving Lender (with such Revolving Credit Commitment to replace the Revolving Credit Commitment of any Non-Consenting Revolving Lender as designated by the Administrative Borrower); provided, however, that (x) the amount of the Revolving Credit Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $5,000,000 unless the amount of the Commitment of such Non-Consenting Revolving Lender is less than $5,000,000, in which case such Assuming Lender shall assume all of such lesser amount and (y) each increase in the Revolving Credit Commitment of the Consenting Revolving Lenders shall be approved by each Issuing Bank (such approval not to be unreasonably withheld or delayed); provided, further, that:

(i)             any such Consenting Revolving Lender or Assuming Lender shall have paid to such Non-Consenting Revolving Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Revolving Lender plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Revolving Lender as of the effective date of such assignment;

(ii)            all additional costs, reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Revolving Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Revolving Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Revolving Lender; and

(iii)           with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 8.07(b) for such assignment shall have been paid;

provided, further, that such Non-Consenting Revolving Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 8.16, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Revolving Extension Date, (A) each such Consenting Revolving Lender or Assuming Lender, if any, shall have delivered to the Administrative Borrower and the Administrative Agent an Assumption Agreement, duly executed by such Consenting Revolving Lender or Assuming Lender, such Non-Consenting Revolving Lender, the Administrative Borrower and the Administrative Agent and (B) any such Consenting Revolving Lender shall have delivered confirmation in writing satisfactory to the Administrative Borrower and the Administrative Agent as to the increase in the amount of its Revolving Credit Commitment and at least three Business Days prior to the Revolving Credit Commitment Termination Date in effect immediately prior to such Extension Date, each Non-Consenting Revolving Lender being replaced pursuant to this Section 2.19 shall have delivered to the Administrative Agent any Note or Notes held by such Non-Consenting Revolving Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Revolving Lender or Assuming Lender, as of the Revolving Credit Commitment Termination Date in effect immediately prior to the Extension Date, will be substituted for such Non-Consenting Revolving Lender under this Agreement and shall be a Revolving Credit Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Revolving Credit Lenders, and the obligations of each such Non-Consenting Revolving Lender hereunder (other than its obligations under Section 8.16 as to matters occurring prior to such date) shall, by the provisions hereof, be released and discharged.

(d)            If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.19) Lenders having Commitments equal to at least 50% of the Revolving Credit Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Administrative Borrower, and, subject to the satisfaction of the applicable conditions in Article III, the Revolving Credit Commitment Termination Date then in effect for each such Revolving Credit Lender shall be extended for the additional one-year period as described in subsection (a) of this Section 2.19, and all references in this Agreement, and in the Notes, if any, to the “Revolving Credit Commitment Termination Date” shall, with respect to each Consenting Revolving Lender and each Assuming Lender for such Extension Date and unless otherwise specified, refer to the Revolving Credit Commitment Termination Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Revolving Credit Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Revolving Credit Commitment Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Revolving Lender and each such Assuming Lender.

(e)            At least 45 days, but not more than 90 days, prior to any anniversary of the Closing Date, the Administrative Borrower, by written notice to the Administrative Agent, may request an extension of the Term A Loan Maturity Date to a date (the “Extended Term A Maturity Date”) that is at least one year after the Term A Loan Maturity Date (any such Term A Loans which have been so modified, “Extended Term A Loans”). The Administrative Agent shall promptly notify each Term A Lender of such request, and each Term A Lender shall in turn, in its sole discretion, not later than 20 days prior to such anniversary date, notify the Administrative Borrower and the Administrative Agent in writing as to whether such Term A Lender will agree to such extension (each Term A Lender that determines to so extend the Term A Loan Maturity Date, an “Extending Term A Lender”; each Term A Lender that determines not to so extend the Term A Loan Maturity Date, a “Non-Extending Term A Lender”). If any Term A Lender shall fail to notify the Administrative Agent and the Administrative Borrower in writing of its agreement to any such request for extension of the Term A Loan Maturity Date at least 20 days prior to the applicable anniversary date, such Term A Lender shall be deemed to be a Non-Extending Term A Lender with respect to such request. The Administrative Agent shall notify the Administrative Borrower not later than 15 days prior to the applicable anniversary date of the decision of the Term A Lenders regarding the Administrative Borrower’s request for an extension of the Term A Loan Maturity Date.

(f)            The Term A Loan Maturity Date shall, effective as at the applicable anniversary date (the “Term A Loan Extension Date”), be extended to the Extended Term A Maturity Date as to the Extending Term A Lenders; provided, that the proposed terms of the Extended Term A Loans shall be identical to those applicable to the existing Term A Loans except (i) the scheduled final maturity date shall be extended to the Extended Term A Maturity Date, (ii) (A) the yield with respect to the Extended Term A Loans may be higher or lower than the yield for the Term A Loans of such existing Term A Facility and/or (B) additional fees may be payable to the Extending Term A Lenders providing such Extended Term Loans in addition to or in lieu of any increased yield contemplated by the preceding subsection (A), (iii) any tranche of Extended Term A Loans may receive voluntary prepayments of Term A Loans in an amount greater than, equal to or less than its pro rata share of such voluntary prepayments made to all tranches of Term A Loans, (iv) the amortization schedule set forth in Section 2.06(a) shall be adjusted to reflect the scheduled final maturity date of the Extended Term A Loans and (v) the covenants set forth in Section 5.02 may be modified in a manner acceptable to the Administrative Borrower, the Administrative Agent and the Extending Term A Lenders.

(g)            The Administrative Borrower shall have the right, but shall not be obliged, to arrange for one or more Extending Term A Lenders or other Eligible Assignees as Assuming Lenders to assume, pursuant to Assignments and Assumptions, effective as of the Term A Loan Maturity Date in effect immediately prior to the Extension Date, any Non-Extending Term A Lender’s Term A Commitment and all of the obligations of such Non-Extending Term A Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Extending Term A Lender.

(h)            Notwithstanding the above, at any time prior to the effectiveness of any extension of the Revolving Credit Commitment Termination Date in effect or the Term A Loan Maturity Date, the Administrative Borrower may withdraw its request for extension of the Revolving Credit Commitment Termination Date or the Term A Loan Maturity Date.

SECTION 2.20.         Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the unfunded Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.04(a);

(b)            the Revolving Credit Commitment and Advances of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender affected thereby;

(c)            if any L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i)             all or any part of L/C Obligations of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent that (x) the sum of the Dollar Equivalent of the aggregate principal amount of Advances owing to all Non-Defaulting Lenders plus the aggregate amount of L/C Obligations of all Lenders does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments, (y) after giving effect to such reallocation, the sum of the Dollar Equivalent of the aggregate principal amount of Advances owing to, and the L/C Obligations allocated to, each Non-Defaulting Lender shall not exceed such Non-Defaulting Lender’s Revolving Credit Commitment and (z) no Event of Default has occurred and is continuing;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Administrative Borrower shall within two Business Days following notice by the Administrative Agent, Cash Collateralize for the benefit of each Issuing Bank the Administrative Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 6.02 for so long as such L/C Obligations are outstanding or such Lender remains a Defaulting Lender;

(iii)          if the Administrative Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Administrative Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.04(b) with respect to such Defaulting Lender’s L/C Obligation during the period such Defaulting Lender’s L/C Obligation is Cash Collateralized;

(iv)          if the L/C Obligation of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.04(a) and Section 2.04(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Shares; and

(v)           if all or any portion of such Defaulting Lender’s L/C Obligations is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit commissions payable under Section 2.04(b) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the applicable Issuing Banks until and to the extent that such L/C Obligations are reallocated and/or Cash Collateralized; and

(d)            so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligations will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Administrative Borrower in accordance with Section 6.02, and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Administrative Borrower and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligation of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Advances of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Pro Rata Share.

SECTION 2.21.         Replacement of Lenders or Issuing Banks.

(a)            Replacement of Lenders. If any Lender requests compensation under Section 2.11, any Lender gives notice under Section 2.12, any Borrower is required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, any Lender is a Defaulting Lender, or if, in connection with any proposed amendment, change, waiver, discharge or termination of any of the provisions of this Agreement or any other Loan Document as contemplated by Section 8.01, the consent of the Required Lenders, Required Revolving Credit Lenders or Required Term A Lenders, as applicable, is obtained but the consent of any other Lender whose consent is required is not obtained, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations and consent to such proposed amendment, change, waiver, discharge or termination (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            such Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.07;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(d)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)          such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling any Borrower to require such assignment and delegation cease to apply.

(b)            Replacement of Issuing Banks. If any Issuing Bank declines to provide the consent required under Sections 2.18(b), 2.19(c) or 8.07(b)(iii)(C), or declines to provide a Letter of Credit pursuant to Section 2.03(a)(ii), then the Administrative Borrower may, at its sole expense and effort, upon notice to such Issuing Bank and the Administrative Agent, require such Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its Letter of Credit Commitment to one or more Eligible Assignees that shall assume such obligations (which assignee may be one or more Issuing Banks, if such Issuing Bank accepts such assignment); provided that:

(i)            each outstanding Letter of Credit issued by such Issuing Bank shall have been replaced or such other arrangement reasonably satisfactory to such Issuing Bank shall have been made; and

(ii)           such assignment does not conflict with applicable law.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.         Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied:

(a)            Except as described in the SEC Filings prior to the Closing Date, there shall have occurred no Material Adverse Change since June 30, 2025.

(b)            The Administrative Borrower shall have paid all accrued fees and expenses of the Administrative Agent and the Lenders (including the accrued fees and expenses of counsel to the Administrative Agent and accrued fees and interest under the Existing Credit Agreement) that have been invoiced at least three Business Days prior to the Closing Date.

(c)            On the Closing Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a Responsible Officer of the Administrative Borrower, dated the Closing Date, stating that:

(i)            The representations and warranties contained in Section 4.01 are true and correct in all material respects (except for representations and warranties qualified as to materiality and Material Adverse Effect, which shall be true and correct in all respects) on and as of the Closing Date (except to the extent any such representation or warranty specifically relates to an earlier date in which case such representation and warranty shall be true and correct in all material respects (except for representations and warranties qualified as to materiality and Material Adverse Effect, which shall be true and correct in all respects) as of such earlier date), and

(ii)           No event has occurred and is continuing that constitutes a Default.

(d)            The Administrative Agent shall have received on or before the Closing Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for the Notes) in sufficient copies for each Lender:

(i)            Executed counterparts to this Agreement from each of the parties listed on the signature pages hereto.

(ii)           The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(iii)          Certified copies of the resolutions of the board of directors of each Loan Party approving this Agreement and the documents executed and delivered in connection herewith, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(iv)          A certificate of a Responsible Officer of each Loan Party certifying the names and true signatures of the Responsible Officers of such Loan Party authorized to execute and deliver this Agreement and the other documents to be delivered hereunder.

(v)           A favorable opinion of Latham & Watkins LLP, counsel for the Loan Parties, in form and substance satisfactory to the Administrative Agent.

(vi)          A true and complete copy of any SEC Filings, it being understood that any such documents filed with the SEC shall be deemed to have been delivered to the Administrative Agent and the Lenders.

(e)            The Administrative Agent and each Lender shall have received (i) at least three Business Days prior to the closing Date, all information requested by the Administrative Agent or such Lender at least five Business Days prior to the Closing Date to comply with the PATRIOT Act and other “know your customer” laws and regulations and (ii) to the extent the applicable Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Administrative Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the applicable Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

SECTION 3.02.         Conditions Precedent to Each Borrowing, Issuance, Renewal, Commitment Increase and Extension Date. The obligation of each Lender to make an Advance (other than an Advance made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing (including a Borrowing on the Closing Date), the obligation of each Issuing Bank to issue a Letter of Credit or renew a Letter of Credit, each Commitment Increase and each extension of Commitments pursuant to Section 2.19 shall be subject to the conditions precedent that the Closing Date shall have occurred and on the date of such Borrowing, issuance, renewal, Commitment Increase or extension of Commitments (a) the following statements shall be true (and the delivery of the applicable Notice of Borrowing, notice of issuance, notice of renewal, request for Commitment Increase or request for extension of Commitments and the acceptance by the Administrative Borrower of the proceeds thereof shall constitute a representation and warranty by the Administrative Borrower that both on the date of such notice and on the date of such Borrowing, issuance, renewal, Commitment Increase and applicable Extension Date, as the case may be, such statements are true):

(i)            the representations and warranties contained in Section 4.01 (other than, in the case of a Borrowing, issuance or renewal of a Letter of Credit, the representations and warranties set forth in the last sentence of subsection (e) thereof and in subsection (g) thereof) are true and correct in all material respects (except for representations and warranties qualified as to materiality and Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, before and after giving effect to such Borrowing, issuance, renewal, Commitment Increase or extension of Commitments, as the case may be, and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent any such representation or warranty specifically relates to an earlier date in which case such representation and warranty shall be true and correct in all material respects (except for representations and warranties qualified as to materiality and Material Adverse Effect, which shall be true and correct in all respects) as of such earlier date), and

(ii)            no event has occurred and is continuing, or would result from such Borrowing, issuance, renewal, Commitment Increase or extension of Commitments, as the case may be, or from the application of the proceeds therefrom, that constitutes a Default, and (b) in connection with any increase of Revolving Credit Commitments or Term A Commitments or any extension of the Revolving Credit Commitment Termination Date, the Administrative Agent shall have received such other approvals, opinions or documents as any Lender consenting to or providing commitments for such increase or extension may reasonably request through the Administrative Agent.

SECTION 3.03.         Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Closing Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.         Representations and Warranties of the Loan Parties. Each Loan Party (subject to the Legal Reservations) represents and warrants as follows:

(a)            Such Loan Party (subject, in the case of clause (ii), to the Legal Reservations) (i) is a corporation, private limited company or other organization duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly qualified and is in good standing as a foreign corporation or other organization in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, and (iii) has all requisite corporate or other organizational power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except, in the case of clauses (ii) and (iii) above, to the extent that such failure would not be reasonably likely to have a Material Adverse Effect.

(b)            Subject to any Legal Reservations, the execution, delivery and performance by each Loan Party of this Agreement, the Borrowing of Advances and the incurrence of Letters of Credit are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s Constitutive Documents, (ii) violate any material applicable law or contractual restriction binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iii) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(c)            Subject to any Legal Reservations, all authorizations or approvals and other actions by, and all notices to and filings with, any Governmental Authority or regulatory body or any other third party that are required to be obtained or made by the Loan Parties for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, or for the consummation of the other transactions contemplated hereby or (ii) the exercise by the Administrative Agent or any Lender of its rights under this Agreement have been duly obtained, taken, given or made and are in full force and effect.

(d)            This Agreement has been duly executed and delivered by each Loan Party party hereto (subject to the Legal Reservations). Subject to the Legal Reservations, this Agreement is the legal, valid and binding obligation of each Loan Party party hereto, enforceable against such Loan Party in accordance with its terms.

(e)            The Consolidated balance sheet of the Administrative Borrower as at June 30, 2025, and the related Consolidated statement of operations and statement of cash flow of the Administrative Borrower for the fiscal year then ended, accompanied by an opinion of Ernst & Young, independent public accountants, copies of which have been furnished to the Administrative Agent, fairly present the Consolidated financial condition of the Administrative Borrower as at such date and the Consolidated results of the operations of the Administrative Borrower for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis. As of the Closing Date, except as described in the SEC Filings prior to the Closing Date, since June 30, 2025, there has been no Material Adverse Change.

(f)             Neither the Information Memorandum nor any information provided or communicated by any Loan Party in connection with the syndication of the Revolving Credit Commitments prior to the Closing Date contained when made any untrue statement of a material fact or, when taken together with the public filings of the Administrative Borrower, omitted to state a material fact necessary to make the statements made therein not misleading when made; provided that, with respect to forecasts or projected financial information, each applicable Loan Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished (it being understood that (i) such forecasts and projections are as to future events and are not to be viewed as facts, (ii) such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Administrative Borrower and its Subsidiaries, (iii) no assurance can be given by such Loan Party that any particular forecasts or projections will be realized and (iv) actual results during the period or periods covered by any such forecasts and projections may differ significantly from the projected results and such differences may be material).

(g)            Except as described in the SEC Filings prior to the Closing Date, there is no action, suit, investigation known to the Administrative Borrower, litigation or proceeding affecting any Loan Party or any of their Subsidiaries, including any Environmental Action, pending or, to the best knowledge of each Loan Party, threatened before any court, governmental agency or arbitrator that would be reasonably likely to be adversely determined and if so to have a Material Adverse Effect.

(h)            No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(i)             Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of any Loan Party or of the Reporting Group on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between any Loan Party and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(e) will be Margin Stock.

(j)             No Loan Party is an “investment company,” or “controlled” by an “investment company,” as such terms are defined in the U.S. Investment Company Act of 1940, as amended.

(k)            The Obligations of each Loan Party under this Agreement constitute unconditional general obligations of such Loan Party ranking at least pari passu with all other Senior Debt of such Loan Party, other than any Senior Debt secured by Permitted Liens.

(l)             The entry into and performance by the Administrative Borrower of its obligations under this Agreement is for its commercial benefit and is in its commercial interests.

(m)            The Administrative Borrower has implemented and maintains in effect policies and procedures reasonably designed to achieve compliance by the Administrative Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Administrative Borrower and its Subsidiaries, and, to the knowledge of the Administrative Borrower, their respective directors, officers and employees, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of the Administrative Borrower, any Subsidiary or, to the knowledge of the Administrative Borrower, any of their respective directors, officers or employees, or any agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(n)            As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

(o)            As of the Closing Date, no Loan Party is an EEA Financial Institution.

(p)            As of the Closing Date, no Loan Party is a Covered Entity.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01.         Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will:

(a)            Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except to the extent that the failure to so comply would not be reasonably likely to have a Material Adverse Effect. The Administrative Borrower will maintain policies and procedures reasonably designed to achieve compliance by the Administrative Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b)            Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent or overdue, (i) all taxes imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, except to the extent that, in respect of the foregoing clauses (i) and (ii), the failure to pay and discharge such taxes and claims would not be reasonably likely to have a Material Adverse Effect; provided, however, that neither any Loan Party nor any of their Subsidiaries shall be required to pay or discharge any such tax or lawful claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

(c)            Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice for the industries in which such Loan Party or such Subsidiary operates; provided, however, that the Administrative Borrower and its Subsidiaries may self-insure to the extent consistent with prudent business practice.

(d)            Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, rights (per statute and its corporate Constitutive Documents) and franchises; provided, however, that each Loan Party may consummate any merger or consolidation permitted under Section 5.02(b); and provided, further, that no Loan Party shall be required to preserve any right or franchise if the board of directors of such Loan Party shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof is not disadvantageous in any material respect to such Loan Party.

(e)            Visitation Rights. During normal business hours (and so long as no Event of Default has occurred and is continuing, upon ten (10) days’ prior notice and only once a year), permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, to examine the records and books of account of, and visit during normal business hours the properties of, such Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Loan Party and any of its Subsidiaries with any of their officers or directors and (so long as representatives of the Administrative Borrower are present) with their independent certified public accountants.

(f)             Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries in all material aspects shall be made of all financial transactions and the assets and business of such Loan Party and each such Subsidiary in accordance with generally accepted accounting principles and laws applicable to such Person in effect from time to time.

(g)            Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not be reasonably likely to have a Material Adverse Effect.

(h)            [Reserved].

(i)             Reporting Requirements. Furnish to the Administrative Agent:

(i)            Default Notice. As soon as possible and in any event within five days after a Responsible Officer becomes aware of a Default that is continuing on the date of such statement, a statement of a Responsible Officer of the Administrative Borrower setting forth details of such Default and the action that the Reporting Group has taken and proposes to take with respect thereto.

(ii)           Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year, a Consolidated balance sheet of the Administrative Borrower and its Subsidiaries as of the end of such quarter and Consolidated statement of operations and consolidated statement of cash flow of the Administrative Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in comparative form, in the case of the balance sheet, the figures for the preceding fiscal year end from the audited balance sheet for such fiscal year and, in the case of the statement of operations and statement of cash flow, the corresponding figures for the corresponding fiscal period in the preceding fiscal year end, all in reasonable detail consistent with the Administrative Borrower’s public filings and duly certified (subject to year-end audit adjustments) by the chief financial officer or deputy chief financial officer of the Administrative Borrower as having been prepared in accordance with generally accepted accounting principles, together with a Compliance Certificate.

(iii)          Annual Financials. As soon as available and in any event within 90 days after the end of each fiscal year (i) a copy of the annual report for such year for the Administrative Borrower, including therein a Consolidated balance sheet of the Administrative Borrower as of the end of such fiscal year and Consolidated statement of operations and statement of cash flow of the Administrative Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an unqualified (except to the extent any qualification stated therein relates solely to the effect of any change in generally accepted accounting principles applicable to the Administrative Borrower and its Subsidiaries) opinion of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, and (ii) a Compliance Certificate.

(iv)          Litigation. Promptly and in any event within 10 days after a Responsible Officer becomes aware of the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) affecting any Loan Party or any of its Subsidiaries that could be reasonably likely to be adversely determined and if so to have a Material Adverse Effect or (ii) that challenge the transactions contemplated by this Agreement (including, without limitation, the rights of any Administrative Borrower to borrow hereunder, the use of the proceeds of any Borrowing hereunder or the performance by any Loan Party of its Obligations hereunder) or that base any claim against any Loan Party on such transactions.

(v)           Securities Reports. Promptly and in any event within 15 days after the sending or filing thereof, copies of all material regular, periodic and special reports, that any member of the Reporting Group files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange.

(vi)          Other Information. Such other information respecting the business, operations, financial condition, properties or prospects of each member of the Reporting Group as any Lender may, through the Administrative Agent, from time to time reasonably request (including but not limited to information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation).

(vii)         Debt Ratings. Promptly after a Responsible Officer becomes aware of a change in the Debt Rating used to determine the Applicable Margin, written notice of such change in Debt Rating.

Documents required to be delivered pursuant to clauses (ii), (iii) and (v) above shall be deemed to have been delivered on the date (i) on which the Administrative Borrower posts such documents, or provides a link thereto on the its website on the Internet at the website address listed on Schedule 5.01(i); (ii) such SEC filings, financials or other information have been posted on the Internet website of the SEC (http://wwww.sec.gov); or (iii) on which such documents are posted on the Administrative Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Administrative Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Administrative Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender (provided that no such request shall affect that such SEC filings, financial statements or other information have been deemed to have been delivered in accordance with the terms of the immediately preceding sentence) and (ii) with respect to the financial statements referred to in clauses (ii) and (iii) of this Section 5.01(i), the Administrative Borrower shall notify the Administrative Agent (by facsimile, electronic mail or otherwise as set forth in the Compliance Certificate) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Administrative Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that, at the request of the Administrative Agent, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 8.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(j)            Subsidiary Guarantors.

(i)            Except in the case of a guarantee of Specified Debt of a Foreign Subsidiary by a Foreign Subsidiary or with respect to any Debt incurred pursuant to Section 5.02(e)(ix) and any Debt permitted pursuant to Section 5.02(e)(i) with respect to the REA Group, promptly cause to become a guarantor of the Guaranteed Obligations by execution of a guaranty in form and substance reasonably satisfactory to the Administrative Agent (each, a “Subsidiary Guaranty”) any Subsidiary that is or is required to be a guarantor of, any Specified Debt (a “Subsidiary Guarantor”). Upon the execution and delivery by a Subsidiary Guarantor of a Subsidiary Guaranty, such Subsidiary Guarantor shall be deemed to be a Loan Party hereunder, and each reference in this Agreement to a “Loan Party” shall also mean and be a reference to such Subsidiary Guarantor, for so long as such Subsidiary Guaranty is in effect.

(ii)           In the case of each Subsidiary Guarantor that enters into a Subsidiary Guaranty in accordance with clause (i) above, the Administrative Borrower shall ensure that (x) before the execution of any Subsidiary Guaranty, the Administrative Agent receives the items referred to in Section 3.01(d) in respect of such Subsidiary Guarantor and its Subsidiary Guaranty, and a certificate of a Responsible Officer of the Administrative Borrower with respect to the representations and warranties in Section 4.01; and (y) all laws in connection with the execution, validity and enforceability of a Subsidiary Guaranty have been complied with; provided that the UK Guarantee Obligations of any UK Loan Party under any Subsidiary Guaranty shall be subject to the limitations set out in Section 1.05(g) (as applicable to such UK Loan Party).

(k)            Use of Proceeds. Use the proceeds of any credit extension, whether directly or indirectly, solely for refinancing the Existing Credit Agreement and general corporate purposes of the Borrower and its Subsidiaries including, without limitation, to finance working capital needs, permitted acquisitions and other permitted Investments, payments of dividends and repurchases, redemptions and other buybacks of equity interests.

SECTION 5.02.         Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, no Loan Party will:

(a)            Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)            Liens existing on the Closing Date and set forth on Schedule 5.02(a) (“Existing Liens”), and Liens replacing, extending or renewing any such Existing Liens (including any successive replacements or extensions thereof) upon or in the same property theretofore subject to such Existing Lien or the replacement, extension or renewal (without increase in the amount (other than by an amount equal to the premium plus other reasonable amounts paid, together with fees and expenses incurred, in connection with the applicable extension, refunding, renewal or refinancing, and fees and expenses incurred in connection with the applicable extension, refunding, renewal or refinancing) or change in any direct or contingent obligor) of the Debt secured by such Existing Lien;

(ii)           Permitted Liens;

(iii)          Liens securing Debt and other Obligations that are not otherwise permitted to be secured pursuant to this Section 5.02(a) and Attributable Debt, provided that the aggregate amount of Liens of the Reporting Group, together with the aggregate amount of Debt incurred in reliance on Section 5.02(e)(v) shall not exceed the greater of $1,100,000,000 and 12.5% of the Consolidated Tangible Assets of the Reporting Group (determined as of the most recent current audited financial statements delivered in accordance with Section 4.01(e) or Section 5.01(i)(iii), as applicable);

(iv)          Liens created in favor of (x) a producer or supplier of Content or (y) any other Person in connection with the financing of the production, distribution, acquisition, marketing, licensing, syndication, publication, transmission and/or other exploitation of Content, in each case above on or with respect to distribution revenues and/or distribution rights which arise from or are attributable to such Content;

(v)           Liens under construction, performance and similar bonding arrangements entered into in the ordinary course of business;

(vi)          Liens on property purchased after the date of this Agreement, provided that (A) any such Lien (x) is created solely for the purpose of securing Debt incurred to finance the cost (including the cost of construction) of the item of property subject thereto and such Lien is created prior to, at the time of, or within 270 days after the latest of, the acquisition, the completion of construction or the commencement of the full operation of such property, or for the purpose of securing Debt incurred to refinance any Debt previously so secured or (y) existed on such property at the time of its acquisition (other than Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), (B) the principal amount of Debt secured by any Lien described in clause (A)(x) above does not exceed 110% of such cost and (C) such Lien does not extend to or cover any other property other than such item or property and any improvements on such item;

(vii)         in the case of a Person becoming a member of the Reporting Group after the date of this Agreement, any Lien with respect to the assets of such Person at the time it became a member of the Reporting Group, provided that such Lien is not created in contemplation of, or in connection with, such Person becoming a member of the Reporting Group;

(viii)        Liens on accounts receivable in connection with any financing that would not cause the Reporting Group to be in violation of Section 5.03;

(ix)           Liens created by Loan Parties in favor of other Loan Parties or Liens created by members of the Reporting Group that are not Loan Parties in favor of other members of the Reporting Group;

(x)            Liens arising in connection with repurchase agreements, reverse purchase agreements and other similar agreements for the purchase, sale or loan of securities, in each case in the ordinary course of business; provided that no such Lien shall extend to or cover any property or assets other than the securities subject thereto;

(xi)           Liens attaching to deposits in connection with any letter of intent, purchase agreement or similar agreement in connection with acquisitions;

(xii)          any interest or title of a lessor or lessee under any lease (other than capital leases or finance leases) entered in the ordinary course of business and covering only the asset so leased, to the extent that the same would constitute a Lien;

(xiii)         judgment and attachment Liens not giving rise to an Event of Default created by or existing from any litigation that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and

(xiv)        any extensions, renewals or replacements of any of the Liens referred to in the foregoing clauses (vi) and (vii), including any successive replacements extensions or renewals of the foregoing; provided such extensions, renewals or replacements are limited to all or part of the property securing the original Lien or any replacement of such property.

(b)            Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that (i) the Administrative Borrower may merge or consolidate with or into any other Person so long as (A) the Administrative Borrower shall be the surviving corporation or (B) the entity into which the Administrative Borrower is merged or consolidated, immediately prior to such merger or consolidation has no material assets or liabilities and immediately after such merger of consolidation shall (x) directly or indirectly own substantially all of the assets of the Administrative Borrower immediately preceding such merger or consolidation and (y) duly assume all of the Administrative Borrower’s obligations hereunder in form and substance satisfactory to the Administrative Agent and (ii) any Subsidiary may be merged or consolidated with or into (A) any other Subsidiary, (B) with the Administrative Borrower or (C) any other Person in connection with the consummation of an acquisition or disposition permitted under this Agreement; provided, however, that, in each case, no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)            [Reserved].

(d)            Change in Nature of Business. Change, or permit any of its Subsidiaries to change, in any material respect the nature of the business of the Reporting Group taken as a whole as carried on at the date hereof (except for engaging in any business that is incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or extension thereof or ancillary thereto).

(e)            Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i)            Debt (whether drawn or undrawn) existing on the Closing Date and set forth on Schedule 5.02(e) (the “Existing Debt”), and any Debt extending the maturity of, or refunding, renewing or refinancing, in whole or in part, the Existing Debt, including any successive extensions, refundings, renewals, refinancings, replacements or exchanges of any of the foregoing, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to the applicable extension, refunding, renewal or refinancing (other than by an amount equal to the premium thereon plus other reasonable amounts paid, and fees and expenses incurred in connection with the applicable extension, refunding, renewal or refinancing), and the direct and contingent obligors therefor shall not be increased, as a result of or in connection with such extension, refunding, renewal or refinancing;

(ii)           Debt of any Person that becomes a Subsidiary of any Loan Party after the date hereof, and extensions, refundings, renewals and refinancings of any such Debt that do not increase the outstanding principal amount thereof (other than by an amount equal to the premium thereon plus other reasonable amounts paid, fees and expenses incurred in connection with the applicable extension, refunding, renewal or refinancing), including any successive extensions, refundings, renewals, refinancings, replacements or exchanges of any of the foregoing; provided that such Debt exists at the time such Person becomes a Subsidiary of such Loan Party and is not created in contemplation of or in connection with such Person becoming a Subsidiary of such Loan Party;

(iii)          Debt secured by Liens of the type described in and to the extent permitted by Sections 5.02(a)(iv) through (viii);

(iv)          [reserved];

(v)           other Debt (whether secured or unsecured) of any member of the Reporting Group that is not a Subsidiary Guarantor to the extent the aggregate principal amount of such Debt, together with the aggregate amount of Liens permitted in reliance on Section 5.02(a)(iii), does not exceed an amount equal to the greater of $1,100,000,000 and 12.5% of Consolidated Tangible Assets of the Reporting Group (determined as of the most recent current audited financial statements delivered in accordance with Section 4.01(e) or Section 5.01(i)(iii), as applicable);

(vi)          endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(vii)         other Debt of any Foreign Subsidiary to the extent the aggregate principal amount of such Debt under this clause (vii) does not to exceed $500,000,000;

(viii)        guarantees of REA Group of any Debt incurred or outstanding with respect to the REA Group; including any extensions, refundings, renewals and refinancings of any such Debt;

(ix)           Debt of the REA Group in an aggregate outstanding amount equal to 0.5x of the Adjusted Operating Income of the Administrative Borrower as of the most recent Rolling Period; and

(x)            unsecured Debt of Subsidiary Guarantors.

(f)            Dispositions. Sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of all Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired), except:

(i)            sales, transfers, leases or other dispositions of any assets or the stock of any Subsidiary by any Subsidiary to any Loan Party or to another Subsidiary; and

(ii)            mergers or consolidations permitted by Section 5.02(b).

(g)            Request any Borrowing or Letter of Credit, or use, or authorize any of its Subsidiaries or its or their respective directors, officers, employees or agents to use, the proceeds of any Borrowing or Letter of Credit (A) for the purpose of offering, paying, promising to pay, or authorizing the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions applicable to the Administrative Borrower or any such Subsidiary, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(h)            Use of Proceeds. Use the proceeds of any credit extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 5.03.         Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Administrative Borrower will maintain an Adjusted Operating Income Net Leverage Ratio on the last day of each fiscal quarter of the Administrative Borrower for the Rolling Period then ended of not more than (a) for each of the four fiscal quarters immediately following the consummation of a Material Acquisition (an “Acquisition Period”), 4.0 to 1.0 and (b) for any other fiscal quarter, 3.5 to 1.0; provided that there shall be no more than three Acquisition Periods from the Closing Date through the term of the facility contemplated hereby and the Adjusted Operating Income Net Leverage Ratio shall be less than or equal to 3.5 to 1.0 as of the end of at least one fiscal quarter between Acquisition Periods.

For purposes of calculating the aggregate principal amount of Consolidated Debt of the Administrative Borrower on any such date, (A) there shall be excluded from such calculation any amount in respect of Negative Pickup Arrangements and Capitalized Leases incurred in connection with the leasing of satellite transponders and (B) the currency exchange rate used for such calculation shall be the rate used in the annual or quarterly statement of financial position for such date; provided, however, that, if the Administrative Borrower determines that an average exchange rate is a more accurate reflection of the value of such currency over such Rolling Period, the currency exchange rate used may be, at the option of the Administrative Borrower, the currency exchange rate used for the income statements of the Administrative Borrower for such fiscal quarter.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.         Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)            any Loan Party shall fail to pay (i) any principal of any Advance or any reimbursement obligation in respect of any L/C Disbursement when the same becomes due and payable or (ii) any amount of interest on any Advance or any other payment under this Agreement within five (5) days after the same becomes due and payable; or

(b)            any representation or warranty made by any Loan Party (or any of their officers) under or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)            any member of the Reporting Group shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d) (with respect to the Administrative Borrower only), or (i)(i), Section 5.02 or Section 5.03; or

(d)            any member of the Reporting Group shall fail to perform any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after the date on which written notice thereof shall have been given to the Administrative Borrower by the Administrative Agent or any Lender; or

(e)            any member or members of the Reporting Group shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a Dollar Equivalent aggregate principal amount in excess of US$200,000,000 (but excluding Debt outstanding under this Agreement) of such member or members, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or

(f)            any Loan Party or any of its Significant Subsidiaries (i) shall not pay its debts generally as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Loan Party or any of its Significant Subsidiaries seeking (otherwise than for the purpose of a solvent amalgamation or reconstruction) to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, receiver and manager, trustee, administrator, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, receiver and manager, trustee, administrator, custodian or other similar official for, it or any substantial part of its property) shall occur; or (iii) any Loan Party or any of their Significant Subsidiaries shall take any corporate action to authorize or any shareholder resolution shall be taken to effect any of the actions set forth above in this subsection (f); or (iv) any event analogous to or having a substantially similar effect to any of the events specified in this subsection (f) (including in respect of any Australian Person, an Australian Insolvency Event), other than any solvent reorganization, shall occur under the laws of any applicable jurisdiction with respect to any Loan Party or any of their Significant Subsidiaries; or

(g)            any judgments or orders shall be rendered against any member or members of the Reporting Group for the payment of money (that has not been paid or fully covered by insurance) in a Dollar Equivalent amount in excess of US$200,000,000 in the aggregate and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)            this Agreement shall for any reason cease to be valid and binding on or enforceable against any Loan Party in any material respect (other than by reason of matters contemplated by the Legal Reservations), or any such Loan Party shall so state in writing (other than in accordance with the terms of this Agreement); or

(i)            a Change of Control shall occur; or

(j)            any Loan Party or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would be reasonably likely to have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Loan Party or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the insolvency or termination of a Multiemployer Plan;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Administrative Borrower, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Administrative Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Administrative Borrower; provided, however, that if any Event of Default under clause (ii) of Section 6.01(f) shall have occurred and be continuing with respect to the Administrative Borrower, (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Administrative Borrower.

SECTION 6.02.         Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Administrative Borrower to, and forthwith upon such demand the Administrative Borrower will, (a) pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent’s Office, for deposit in the L/C Cash Collateral Account, an amount in the relevant currencies equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders; provided, however, that if any Event of Default under clause (ii) of Section 6.01(f) shall have occurred and be continuing with respect to the Administrative Borrower, the Administrative Borrower will pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent’s Office, for deposit in the L/C Cash Collateral Account, an amount equal in the relevant currencies to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Administrative Borrower. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Administrative Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount in the relevant currencies equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other Obligations of the Administrative Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Administrative Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01.         Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02.         Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Administrative Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03.         Exculpatory Provisions. The Administrative Agent or the Joint Lead Arrangers and Joint Bookrunners, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Joint Lead Arrangers and Joint Bookrunners, as applicable:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or a Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)            shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Joint Lead Arranger, Joint Bookrunner or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)            shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Administrative Borrower, a Lender or an Issuing Bank; and

(e)            shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04.         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05.         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.06.         Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Administrative Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Administrative Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Administrative Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.14 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 7.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

SECTION 7.07.         Non-Reliance on the Administrative Agent, Etc. Each Lender and each Issuing Bank expressly acknowledges that none of the Administrative Agent, any Joint Lead Arranger or any Joint Bookrunner has made any representation or warranty to it, and that no act by the Administrative Agent, any Joint Lead Arranger or Joint Bookrunner hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, any Joint Lead Arranger or any Joint Bookrunner to any Lender or Issuing Bank as to any matter, including whether the Administrative Agent, each Joint Lead Arranger and each Joint Bookrunner have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Administrative Agent, the Joint Lead Arrangers and the Joint Bookrunners that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, any other Lender or any of their Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Administrative Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 7.08.         No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 7.09.         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Borrowings, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.08 and 8.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 8.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

SECTION 7.10.         Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Administrative Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Administrative Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 7.11.         Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the applicable Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount. This Section 7.11 shall solely be an agreement between the Administrative Agent, the Lenders and the Issuing Banks.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.         Amendments, Etc. No amendment or waiver of any provision of this Agreement or any Loan Document, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby do any of the following: (i) increase or extend the Revolving Credit Commitment Termination Date for the Revolving Credit Commitments of such Revolving Credit Lender, (ii) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder, provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Interest” or to waive any obligation of the Borrowers to pay Default Interest or interests or fees at the Default Rate, (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder except as provided in Section 2.19, (iv) amend or modify the provisions of Section 2.13(a) or 2.15 in a manner that would by its terms alter the pro rata sharing of payments required thereby, (v) amend or modify the provisions of this Section 8.01 or the definition of the term “Required Lenders,” “Required Term A Lenders” or “Required Revolving Credit Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (vi) increase or extend the Term A Loan Maturity Date for the Term A Commitments of such Term A Lender or (vii) release the guaranty by the Administrative Borrower of the obligations under any Subsidiary Borrower Revolver Tranche; provided, further, that, notwithstanding anything to the contrary herein, (i) only the consent of the Required Revolving Credit Lenders shall be required with respect to any amendment, waiver or consent that affect solely the rights or duties of the Revolving Credit Lenders under the Revolving Credit Facility and (ii) only the consent of the Required Term A Lenders shall be required with respect to any amendment, waiver or consent that, affect solely the rights or duties of the Term A Lenders under the Term A Facility; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Loan Document and no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

SECTION 8.02.         Notices, Etc.; Notices Generally. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail transmission as follows:

(i)            if to the Administrative Borrower or any other Loan Party, to it at the address of the Administrative Borrower at 1211 Avenue of the Americas, New York, New York 10036, Attention of Treasurer (Telephone No. 212-416-2947; E-Mail: Treasury@newscorp.com);

(ii)           if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for the Administrative Agent on Schedule II or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by the Administrative Agent in a notice to the other parties;

(iii)          if to any Issuing Bank, to it at the address or e-mail provided in writing to the Administrative Agent and the Administrative Borrower at the time of its appointment as an Issuing Bank hereunder; and

(iv)          if to a Lender, to it at its address (or facsimile number or e-mail) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Issuing Bank and/or Lender. The Administrative Agent or the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Change of Address, Etc. Each of the Borrowers, the Administrative Agent and any Issuing Bank may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Administrative Borrower, the Administrative Agent and, in the case of a Revolving Credit Lender, each Issuing Bank. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(d)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Administrative Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(e)            Reliance by Administrative Agent, Issuing Banks and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Notices of Borrowing, Letter of Credit Application and notices of prepayment) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 8.03.         No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 8.05 (subject to the terms of Section 2.15), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VIII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.15, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 8.04.         Costs and Expenses.

(a)            The Administrative Borrower agrees to pay within 30 days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis for the claim therefor, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable and documented out-of-pocket fees and expenses of one primary counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement and one local counsel in each applicable jurisdiction. The Administrative Borrower further agrees to pay within 30 days after its receipt of a written request therefor, which request shall provide in reasonable detail the basis for the claim therefor, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, each Issuing Bank and the Lenders, if any (including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel for the Administrative Agent and the Lenders in connection with the enforcement of rights under this Section 8.04(a), and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders taken as a whole, and, solely in the case of a conflict of interest, as reasonably determined by the Administrative Agent or applicable Lenders (based upon the advice of counsel to the Administrative Agent or such Lenders), as the case may be, one additional counsel (and, if reasonably necessary, one regulatory counsel and one additional local counsel in each relevant jurisdiction) for the affected parties taken as a whole.

(b)            The Administrative Borrower agrees to indemnify and hold harmless the Agents, the Issuing Banks and each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of one primary counsel and, if reasonably necessary, one regulatory counsel and one local counsel in each relevant jurisdiction for the Indemnified Parties taken as a whole, and, solely in the case of a conflict of interest, as reasonably determined by the affected Indemnified Party (based upon the advice of counsel to such Indemnified Party), one additional counsel for the affected parties taken as a whole) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit or (ii) the actual or alleged presence of Hazardous Materials on any property of the Administrative Borrower or any of its Subsidiaries, except to the extent that such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnified Party or any of its controlling or controlled Affiliates, directors, officers or employees, (y) a material breach by such Indemnified Party or any of its controlling or controlled Affiliates, directors, officers or employees of its obligations under the Loan Documents or (z) a claim, litigation, investigation or proceeding by one Indemnified Party against another Indemnified Party and not resulting from an act or omission of the Administrative Borrower, any other Loan Party or any of their Affiliates (other than any such claim, litigation, investigation or proceeding brought against an Agent solely in its capacity as such or in fulfillment of its role as such). Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding involving a claim referred to in this subsection (b) above, such Indemnified Party shall, if a claim in respect thereof is to be made against Administrative Borrower under this subsection (b), promptly give notice to Administrative Borrower of the commencement of such action or proceeding; provided, however, that the failure of such Indemnified Party to give notice provided in this subsection (b) shall not (i) relieve Administrative Borrower of its Obligations under this subsection (b), unless and to the extent that such failure results in the forfeiture of rights or defenses and Administrative Borrower incurs an increased Obligation to such Indemnified Party under this subsection (b) on account of such failure, and (ii) in any event relieve Administrative Borrower from any liability with respect to such Indemnified Party which Administrative Borrower may have otherwise on account of this Agreement. The Administrative Borrower shall not be liable for any settlement of any action or claim effected without the Administrative Borrower’s consent (which consent shall not be unreasonably withheld), and the Administrative Borrower shall not settle or compromise any action or claim affecting any Indemnified Party without such Indemnified Party’s prior written consent (which shall not be unreasonably withheld) if the settlement or compromise involves any performance by, or adverse admission of, such Indemnified Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Administrative Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Administrative Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c)            Upon any payment of any indemnified amount by Administrative Borrower to any Indemnified Party, Administrative Borrower shall be subrogated to all rights of such Indemnified Party to seek reimbursement from any other Person in connection with such indemnified amount.

(d)            If any payment of principal of, or Conversion of, any Alternative Currency Term Rate Advance or Term SOFR Advance is made by the Administrative Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(c), 2.10 or 2.12, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Administrative Borrower pursuant to Section 8.07(a), the Administrative Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(e)            Without prejudice to the survival of any other agreement of the Administrative Borrower hereunder, (i) the agreements and obligations of the Administrative Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and (ii) all representations and warranties made under this Agreement and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 8.05.         Right of Setoff. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement and the Note held by such Lender, and to make any such currency exchange as may be necessary to effect such application, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

SECTION 8.06.         Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Administrative Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Administrative Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights or Obligations hereunder or any interest herein without the prior written consent of all of the Lenders (and any other attempted assignment or transfer by any Loan Party shall be null and void).

SECTION 8.07.         Assignments and Participations.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Administrative Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender except as permitted pursuant to Section 5.02(b) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 8.07(b), (ii) by way of participation in accordance with the provisions of Section 8.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.07(f) (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may, and shall as provided in Section 2.21, at any time assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to the Revolving Credit Commitments, the Letter of Credit Commitments and the Term A Facility) any such assignment shall be subject to the following conditions (as applicable):

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or in the case of an assignment to a Lender, no minimum amount need be assigned; and

(B)            in any case not described in Section 8.07(b)(i)(A), the aggregate amount of the applicable Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Administrative Borrower otherwise consents.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender or Issuing Bank from assigning all or a portion of its rights and obligations among the Revolving Credit Commitments and the Letter of Credit Commitments on a non-pro rata basis; provided that, at no time shall the Letter of Credit Commitment of any Issuing Bank exceed the Revolving Credit Commitment of such Issuing Bank.

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by Section 8.07(b)(i)(B) and, in addition:

(A)            the consent of the Administrative Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 6.01(a) or (f) has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender; provided that the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender; and

(C)            the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made to an Ineligible Institution or any Defaulting Lender or any of its Subsidiaries.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its holding company, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Administrative Borrower or any of its Affiliates; provided that, with respect to the foregoing clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Advances or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Administrative Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related stated interest amounts) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Administrative Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Administrative Borrower, the Administrative Agent or any Issuing Bank, sell participations to any Person (other than a natural Person or the Administrative Borrower or any of the Administrative Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Administrative Borrower, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.16 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Loan Party therefrom, to the extent that such amendment, waiver or consent otherwise requires such Lender’s affirmative consent pursuant to the provisions of Section 8.01 and then only to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. The Administrative Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 8.04(d) and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14 (it being understood that the documentation required under Section 2.14 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.11, 2.14 and 2.21 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Administrative Borrower’s request and expense, to use reasonable efforts to cooperate with the Administrative Borrower to effectuate the provisions of Section 2.21 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Administrative Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under United States Treasury Regulations Section 5f.103-1(c) and Proposed United States Treasury Regulations Section 1.163-5(b) (or, in each case, any amended or successor version), or is necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA or other applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Loan Parties furnished to such Lender by or on behalf of the Loan Parties; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree for the benefit of the Loan Parties to preserve the confidentiality of any Borrower Information relating to the Loan Parties received by it from such Lender.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, any other Governmental Authority or any of its Affiliates; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.08.         Confidentiality. Neither the Administrative Agent nor any Lender or Issuing Bank may disclose to any Person any confidential, proprietary or non-public information of the Loan Parties furnished to the Administrative Agent, the Lenders or Issuing Banks by any Loan Party (such information being referred to collectively herein as the “Borrower Information”), except that each of the Administrative Agent, each of the Lenders and each of the Issuing Banks may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, partners, counsel, auditors, representatives, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on terms at least as restrictive as provided herein), (ii) to the extent requested by any regulatory authority or self-regulatory body, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including, if required, to establish the facts of Default), (vi) subject to an agreement containing provisions at least as restrictive as those of this Section 8.08, to any assignee or participant or prospective assignee or participant or to any credit insurance provider, direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Administrative Agent, such Lender or such Issuing Bank, or (B) is or becomes available to the Administrative Agent, such Lender or such Issuing Bank on a non-confidential basis from a source other than the Loan Parties; provided that such source is not known to the Administrative Agent, such Lender or such Issuing Bank, as applicable, to be subject to any confidentiality obligation to any Loan Party, and (viii) with the consent of any Loan Party; provided that, prior to any disclosure pursuant to clause (ii) or (iii) above, the disclosing party agrees that it will notify the non-disclosing party as soon as practical in the event of any such request for a disclosure (other than at the request of a banking regulatory authority or self-regulatory body), unless such notification shall be prohibited by applicable law or legal process. The Administrative Agent, the Lenders and the Issuing Banks agree that monetary damages would not be a sufficient remedy for breach of this Section 8.08, and that in addition to all other remedies available at law or in equity, the Loan Parties shall be entitled to seek equitable relief, including injunction and specific performance, without proof of actual damages. Each of the Administrative Agent, the Lenders and the Issuing Banks acknowledges that (i) the Borrower Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without consultation with the Administrative Agent and such Lender unless (and only to the extent that) the Loan Parties or such Affiliates are required to do so under law and then, in any event, the Loan Parties or such Affiliates will consult with such Person before issuing such press release or other public disclosure; provided that, notwithstanding the foregoing, the consultation requirement set forth in this sentence shall not apply to filings with the SEC that the Loan Parties or such Affiliates determine is necessary or advisable to satisfy their disclosure obligations under applicable law. The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name of the Administrative Borrower and the size of the Facilities. Upon request from the Administrative Agent and with the consent of the Administrative Borrower (such consent not to unreasonably withheld or delayed), the Administrative Agent may use the logo of the Administrative Borrower in customary advertising materials relating to the transactions contemplated hereby. For the avoidance of doubt, nothing in this Agreement prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

SECTION 8.09.         Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10.         Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Each of the Loan Parties and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 8.11.         Jurisdiction, Etc. Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents (except as otherwise expressly provided in such other Loan Documents) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan, New York, New York, the courts of the United States of America for the Southern District of New York located in the Borough of Manhattan, New York, New York and appellate courts from any thereof; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (ii) if all such courts decline jurisdiction over any person, or decline (or in the case of the courts of the United States of America for the Southern District of New York located in the Borough of Manhattan, New York, New York, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;

(b)            consents and agrees that any such action or proceeding arising out of or relating to this Agreement or any other Loan Document may be brought in any court referred to in paragraph (a) of this Section 8.11 and waives any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 8.02 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, indirect, exemplary, punitive or consequential damages.

(f)            ANY SUBSIDIARY REVOLVER BORROWER HEREBY APPOINTS THE ADMINISTRATIVE BORROWER AS ITS AUTHORIZED AGENT (THE “AUTHORIZED AGENT”) UPON WHOM PROCESS MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN WHICH MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT IN THE CITY OF NEW YORK, NEW YORK. SERVICE OF PROCESS UPON THE AUTHORIZED AGENT SHALL BE DEEMED, IN EVERY RESPECT, EFFECTIVE SERVICE OF PROCESS UPON ANY SUBSIDIARY REVOLVER BORROWER.

SECTION 8.12.         No Liability of the Issuing Banks. The Administrative Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Administrative Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Administrative Borrower, to the extent of any direct, but not consequential damages suffered by the Administrative Borrower that the Administrative Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

SECTION 8.13.         Judgment.

(a)            If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Alternative Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be based on the Dollar Equivalent of such Alternative Currency on the Business Day preceding that on which final judgment is given.

(b)            The obligation of the Administrative Borrower and each Loan Party in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, the Administrative Borrower and each other Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to the Administrative Borrower or such Loan Party such excess.

SECTION 8.14.         Patriot Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Administrative Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the PATRIOT Act.

SECTION 8.15.         Material Non-Public Information.

(a)            EACH LENDER ACKNOWLEDGES THAT BORROWER INFORMATION AS DEFINED IN SECTION 8.08 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE ADMINISTRATIVE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)            ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE ADMINISTRATIVE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 8.16.         Indemnification by Lenders.

(a)            Each Lender severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Administrative Borrower and without limiting the obligation of the Administrative Borrower to do so), from and against such Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that maybe imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that (i) no Lender shall be liable for any portion of the Indemnified Costs resulting from the Administrative Agent’s gross negligence or willful misconduct and (ii) provided that the Indemnified Costs were incurred by or asserted against the Administrative Agent in its capacity as such. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Administrative Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.16 applies whether any such investigation, litigation or proceeding is brought by the Administrative Agent, any Lender or a third party.

(b)            Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Administrative Borrower) from and against such Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that (i) no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct and (ii) provided that the indemnified amounts were incurred by or asserted against the Issuing Bank in its capacity as such. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Pro Rata Share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Administrative Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Administrative Borrower.

(c)            The failure of any Lender to reimburse the Administrative Agent or any Issuing Bank promptly upon demand for its Pro Rata Share of any amount required to be paid by the Lenders to the Administrative Agent or such Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent or such Issuing Bank for its Pro Rata Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent or an Issuing Bank for such other Lender’s Pro Rata Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.16 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 8.17.         No Fiduciary Duties.

(a)            The Administrative Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Agent, Issuing Bank or Lender (each, a “Lender Party”) will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Lender Party is acting solely in the capacity of an arm’s-length contractual counterparty to the Administrative Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Administrative Borrower or any other person. The Administrative Borrower agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Administrative Borrower acknowledges and agrees that no Lender Party is advising the Administrative Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Administrative Borrower shall consult with its own advisors concerning such legal, tax, investment, accounting or regulatory matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Lender Parties shall have no responsibility or liability to the Administrative Borrower with respect thereto.

(b)            The Administrative Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers and other companies with which the Borrowers may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)            In addition, the Administrative Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Administrative Borrower may have conflicting interests regarding the transactions described herein and otherwise. The Administrative Borrower also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Loan Party, confidential information obtained from other companies.

SECTION 8.18.         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.18.

SECTION 8.19.         Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

SECTION 8.20.         Release of Subsidiary Guarantors and Subsidiary Revolver Borrowers.

(a)            So long as no Event of Default has occurred and is continuing, a Subsidiary Guarantor shall be released from its Obligations under its Subsidiary Guaranty and such Subsidiary Guaranty shall be terminated automatically, without any further action on the part of the Lenders, immediately prior to the release of such Subsidiary Guarantor as a guarantor of all Specified Debt of which such Subsidiary Guarantor is, or is required to be, a guarantor, provided that, if at any time and for any reason such Subsidiary Guarantor is deemed to be or otherwise becomes reinstated as a guarantor under any Specified Debt, such Subsidiary shall automatically be reinstated as a Subsidiary Guarantor under its Subsidiary Guaranty without any further action on the part of such Subsidiary Guarantor or the Lenders.

(b)            A Subsidiary Revolver Borrower shall be automatically released from its obligations under the Loan Documents upon the repayment in full and termination of such Subsidiary Revolver Borrower’s Subsidiary Borrower Revolver Tranche.

SECTION 8.21.         Withholding Tax. To the extent required by applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.14, each Lender shall severally indemnify the Administrative Agent against, and shall make payable in respect thereof within ten (10) calendar days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due to the Administrative Agent under this Section 8.21. The agreements in this Section 8.21 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Advances and all other amounts payable hereunder.

SECTION 8.22.         Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 8.23.         Integration. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 8.24.         Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 8.24, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 8.25.         Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent, any Issuing Bank or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, such Issuing Bank or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, the applicable Issuing Bank or the applicable Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Issuing Bank or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, the applicable Issuing Bank or the applicable Lender in such currency, the Administrative Agent, such Issuing Bank or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

SECTION 8.26.         Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement effective from and after the Closing Date. The execution and delivery of this Agreement shall not constitute a novation of any Debt or other Obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Closing Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, all loans and other obligations of the Borrowers outstanding as of such date under the Existing Credit Agreement shall be deemed to be Term A Loans or Revolving Credit Loans, as applicable, and Obligations outstanding under the corresponding facilities described herein, without any further action by any Person, and participations in Letters of Credit shall be deemed to be reallocated as are necessary in order that the outstanding balance of such participations, together with any Term A Loans or Revolving Credit Loans, as applicable, whether funded on the Closing Date of deemed issued hereunder pursuant to this Section 8.26, reflect the respective Commitments of the Lenders hereunder. The reallocation contemplated by the preceding sentence shall, to the extent necessary, be funded by the Term A Lenders through the Administrative Agent in accordance with the Administrative Agent’s instructions to each Term A Lender and each Term A Lender hereby authorizes the Administrative Agent to take any actions as may be necessary or advisable to give effect to the reallocation of Term A Loans contemplated thereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NEWS CORPORATION, as Administrative Borrower

By:	/s/ Connie Miner
Name: Connie Miner
Title: Senior Vice President, Global Head of Treasury

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Elizabeth Uribe
Name: Elizabeth Uribe
Title: Assistant Vice President

BANK OF AMERICA, N.A., as Lender and as Initial Issuing Bank

By:	/s/ Dylan Honza
Name: Dylan Honza
Title: Director

Signature Page to Credit Agreement

Citibank N.A., as Lender and as Initial Issuing Bank

By:	/s/ Elizabeth Minnella Gonzalez
Name: Elizabeth Minnella Gonzalez
Title: Vice President and Managing Director

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as Lender and as Initial Issuing Bank

By:	/s/ Ryan Zimmerman
Name: Ryan Zimmerman
Title: Executive Director

Signature Page to Credit Agreement

Bank of China Limited, New York Branch, as Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

Signature Page to Credit Agreement

Deutsche Bank AG New York Branch, as Lender

By:	/s/ Alison Lugo
Name: Alison Lugo
Title: Vice President
Telephone: (212)250-2803
Email: Alison.Lugo@db.com

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Director
Telephone: (212)250-7283
Email: Marko.Lukin@db.com

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Nicholas Merino
Name: Nicholas Merino
Title: Authorized Signatory

Signature Page to Credit Agreement

HSBC Bank USA, National Association, as Lender

By:	/s/ Jillian Clemons
Name: Jillian Clemons
Title: Senior Vice President

Signature Page to Credit Agreement

Morgan Stanley Bank, N.A., as Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page to Credit Agreement

MUFG Bank, Ltd., as Lender

By:	/s/ Matthew Eastman
Name: Matthew Eastman
Title: Vice President

Signature Page to Credit Agreement

U.S. Bank National Association, as Lender

By:	/s/ Steven J. Correll
Name: Steven J. Correll
Title: Senior Vice President

Signature Page to Credit Agreement

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as Lender

By:	/s/ Cynthia Dioquino
Name: Cynthia Dioquino
Title: Director

Signature Page to Credit Agreement

Commonwealth Bank of Australia, as Lender

By:	/s/ Anthony Vo
Name: Anthony Vo
Title: Associate Director

By:	/s/ Jenny Zhang
Name: Jenny Zhang
Title: Associate Director

Signature Page to Credit Agreement

Executed on behalf of National Australia Bank Limited by its Attorney who holds the position of Level 2 Attorney under Power of Attorney dated 1 March 2007:

/s/ Jonathan Kerr
Signature of Attorney

Jonathan Kerr
Name of Attorney (print)

Signature Page to Credit Agreement

Westpac Banking Corporation, as Lender

By:	/s/ Richard Yarnold
Name: Richard Yarnold
Title: Tier II Attorney

Signature Page to Credit Agreement